                                                                     Draft Dated
                                                                  9/5/98, 6:39pm
                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by Registrant:                         [X]

Filed by a Party other than the Registrant:  [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[_]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Materials Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                            ALLIANCE RESOURCES PLC
                            ----------------------
               (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.

[_]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(2) or Item 22(a)(2) of
     Schedule 14A

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:
         Ordinary Shares

     2)  Aggregate number of securities to which transaction applies:
         28,083,300

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing is calculated and state how it was determined): The fee has been calculated based on $.28 per Ordinary Share which, to the best knowledge of the Company, was the last sale price in the United States over-the-counter market for the Ordinary Shares prior to April 28, 1998.

     4)   Proposed maximum aggregate value of transaction:  $7,863,324

     5)   Total fee paid:  $2,325.00

[X]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:
     2)   Form, Schedule or Registration Statement No.:
     3)   Filing Party:
     4)   Date Filed:

Alliance Resources PLC
4200 East Skelly Drive, Suite 1000
Tulsa, Oklahoma 74135                                           October 7, 1998

TO THE SHAREHOLDERS OF ALLIANCE RESOURCES PLC:

     This is a supplement to the Proxy Statement dated July 13, 1998 relating to an Extraordinary General Meeting of the Shareholders of Alliance Resources PLC. This supplement notifies you of changes in the Acquisitions described in the original Proxy Statement, a proposal to reduce the par value of the Company's ordinary shares and of a revised date for the Extraordinary General Meeting called to approve the Acquisitions and related matters. The Extraordinary General Meeting has been postponed and will be held on October 30, 1998, at 10:00 a.m., United Kingdom time, at the Company's offices, Kingsbury House, 15-17 King Street, London SW1Y 6QU.

     The terms of the Acquisitions have been changed to reduce both the property interest to be acquired and the debt to be incurred by the Company by approximately one-half. Under the revised terms of the Acquisitions, the Company will acquire 10% of Burlington Resources' interest in the East Irish Sea Properties (the "U.K. Interests"), the Difco shareholders will initially be entitled to receive approximately 8.7% of the then outstanding shares of the Company and could receive up to 28.3% of the shares of the Company then outstanding based upon the production from, or reserves attributable to, the U.K. Interests, and the cash consideration to be paid to acquire the U.K. Interests will be approximately $17,000,000. In addition, the Company will issue to one of its lenders 15,545,454 ordinary shares and grant the other lender warrants to purchase 3,275,000 ordinary shares at a price of 1p per share and an overriding royalty interest in the U.K. Interests of 0.3% beginning January 1, 2001. The overriding royalty interest will entitle the lender to receive a payment equal to the specified percentage of the net revenues generated by the U.K. Properties. The overriding royalty interest would have the effect of reducing the Company's revenues from the U.K. Interests. The Company will also issue to its financial advisor, in payment of a fee of (Pounds)200,000, 615,385 ordinary shares.

     Based upon the average closing prices for the ordinary shares of the Company as quoted on the London Stock Exchange for the five trading days preceding April 29, 1998, the day trading in the ordinary shares on the London Stock Exchange was suspended at the request of the Company, the cash consideration to be paid to acquire the U.K. Interests, and not including the shares, warrants and fees to the Company's lenders, the total consideration to be paid to consummate the Acquisitions ranges from approximately $23,400,000 to $29,800,000.

     In addition, we are proposing that the par value of the Company's ordinary shares be reduced from 40p to 1p per share. This reduction is proposed because the ordinary shares have consistently traded at less than 40p per share, which significantly restricts the options open to the Company in raising capital. The reduction in par value will have no effect on the value of your interest in the Company.

     We have enclosed a revised Notice of Extraordinary General Meeting of Shareholders, a revised description of the Acquisitions, and revised financial and reserve information reflecting the new terms of the Acquisitions. For your convenience, we have also enclosed a copy of the original Proxy Statement and a form of proxy card. You are urged to read all of these materials carefully.

     The board of directors of the Company has unanimously approved the revised terms of the Acquisitions and unanimously recommends that shareholders vote for approval of the proposals to be considered at the Extraordinary General Meeting.

     Thank you, and we look forward to seeing you at the Extraordinary General Meeting.

                                         Sincerely,

                                         JOHN A. KEENAN
                                         Chairman and Managing Director

                    Notice of Extraordinary General Meeting

                            ALLIANCE RESOURCES PLC
                 (Registered in England and Wales No. 2532955)

NOTICE IS HEREBY GIVEN that an Extraordinary General Meeting of the Company will be held at the Company's offices, Kingsbury House, 15-17 King Street, London SW1Y 6QU at 10:00 a.m., United Kingdom time on 30 October, 1998, for the purpose of considering and, if thought fit, passing the following resolutions of which resolutions 1 to 3 (inclusive) will be proposed as ordinary resolutions and resolutions 4 and 5 will be proposed as special resolutions:

                             ORDINARY RESOLUTIONS

1.   That:

     (a) each of the ordinary shares of 40p each in the capital of the Company in issue and each of 5,072,608 ordinary shares of 40p each in the capital of the Company authorised but not in issue, in each case at the date of this Resolution be sub-divided into and re-designated as one ordinary share of 1p and 39 deferred shares of 1p each ("Deferred Shares"), the Deferred Shares to have the rights and being subject to the restrictions set out in Article 3.2 of the Articles of Association of the Company to be adopted pursuant to Resolution 5 below; and

     (b) each of the remaining 9,717,984 ordinary shares of 40p each in the capital of the Company authorized but not in issue at the date of this Resolution be sub-divided into forty ordinary shares of 1p each.

2.   That the acquisition:

     (a) by the Company of the whole of the issued share capital of Difco Limited; and

     (b) by Difco Limited of an undivided 10 per cent of the right, title and interest of Burlington Resources (Irish Sea) Limited in and to up to 13 blocks in the East Irish Sea and Liverpool Bay areas off the West Coast of the United Kingdom;

     (together the "Acquisitions") in each case pursuant to and on the terms and subject to the conditions of the amended acquisition agreements dated 23 September, 1998 and 5 October, 1998 be and are hereby approved (or upon such terms and subject to such conditions as are approved by the Directors or any duly authorised committee thereof and with authority to the Directors or such committee to waive, amend, revise, vary or extend any of the terms or conditions of the Acquisitions other than in any material respect) and the entering into or performance or (as the case may be) grant by the Company and/or any of its subsidiaries and/or subsidiary undertakings and/or associates of all acts, agreements, arrangements and indemnities which the Directors or such committee consider necessary or desirable for the purposes of or in connection with the Acquisitions be and are hereby approved.

3. That, conditional upon the Acquisitions (as defined in Resolution 2 above) becoming unconditional:

     (a) 10,000,000 ordinary shares of 1p each in the capital of the Company authorised but not in issue following the passing of Resolution 1 above be converted into and redesignated as 10,000,000 convertible restricted voting shares of 1p each with the right and subject to the restriction set out in the document produced to the meeting and initialed, for identification purposes only, by the Chairman; and

     (b) the Directors be generally and unconditionally authorised in accordance with section 80 of the Companies Act 1985 (as amended) (the "Act"), to exercise all the powers of the Company to allot relevant securities (as defined in section 80(2) of the Act) up to an aggregate nominal amount of (Pounds)687,151 PROVIDED THAT:

          (i) in the case of any allotment (other than (A) an allotment of relevant securities in pursuance of the Acquisitions, (B) the allotment of 15,000,000 ordinary shares of 1p each to EnCap Investments, L.C., (C) the allotment of warrants to Bank of America to subscribe for up to 3,275,000 ordinary shares of 1p each, or (D) as a consequence of the exercise of existing warrants or the conversion of existing loan notes) the authority hereby conferred shall be limited to the allotment of relevant securities up to an aggregate nominal amount equal to one third (1/3) of the aggregate nominal amount of all ordinary shares of 1p each in the Company either issued and fully paid or unconditionally allotted and fully paid immediately after this Resolution becomes unconditional; and

          (ii) this authority (unless previously revoked, varied or renewed) shall expire on 30 October, 2003 (save that the Company may before such expiry make an offer or agreement which would or might require relevant securities to be allotted after such expiry and the Directors may allot relevant securities in pursuance of such an offer or agreement as if the authority conferred hereby had not expired);

          such authority to be in substitution for any and all authorities previously conferred upon the Directors for the purposes of Section 80 of the Act; and

     (c) pursuant to Article 94.2 of the Company's Articles of Association, the borrowing powers of the Directors be increased from the current maximum of two and a half (2 1/2) times the amount calculated in accordance with that Article 94.2 to a sum not exceeding ten (10) times such an amount.

                              SPECIAL RESOLUTIONS

4. That, conditioned upon the Acquisition, (as defined in Resolution 2 above) becoming unconstitutional, the Directors be and are hereby empowered pursuant to section 95 of the Act and to the authority conferred by Resolution 3 above to allot and make offers or agreements to allot equity securities (as defined in section 94(2) of the Act) for cash or otherwise as if section 89(1) of the Act did not apply to any such allotment, provided that such power is limited to:

     (a) the allotment of 15,000,000 ordinary shares of 1p each to EnCap Investments, L.C.;

     (b) the allotment of warrants to Bank of America to subscribe for up to 3,275,000 ordinary shares of 1p each;

     (c) the allotment of equity securities in connection with issues to holders of ordinary shares where the equity securities respectively attributable to the interests of such holders are proportionate (as nearly as may be practicable) to the respective numbers of ordinary shares by them, but subject to such exclusions or other arrangements as the Directors may deem necessary or expedient to deal with any fractional entitlements or any legal or practical problems under the laws of, or the requirements of, any regulatory body or Stock Exchange, in any territory; and

     (d) the allotment (otherwise than pursuant to sub-paragraphs (a), (b) or (c) above) of equity securities for cash up to an aggregate nominal amount equal to five per cent of the aggregate nominal amount of all ordinary shares issued and fully paid immediately after this Resolution becomes unconditional.

     such power to expire on 30 October 2003 save that the Company may before such expiry make an offer or agreement which would or might require equity securities to be allotted after such expiry and that the Directors may allot equity securities pursuant to such offer or agreement as if the power conferred upon the Directors in relation to the allotment of equity securities.

5.   The Articles of Association of the Company be, and are hereby, altered:

     (a) by the deletion of Article 3 in its entirety and the substitution therefor of the following new Article 3.1:

          "3.1 The authorized share capital of the Company at the date of the adoption of this Article 3.1 is (Pounds)18,400,000 divided into 425,001,376 Ordinary Shares of 1p each (hereinafter referred to as the "Ordinary Shares"), and 1,414,998,624 Deferred Shares of 1p each (hereinafter referred to as the "Deferred Shares").";

     (b) by the addition after Article 3.1 of a new Article 3.2 in the following form:

          "3.2 The holders of the Deferred Shares shall not, by virtue of or in respect of their holdings of Deferred Shares, have the right to receive notice of any General Meeting of the Company nor the right to attend, speak or vote at any such General Meeting. The Deferred Shares shall not entitle their holders to receive any dividend or other distribution. The Deferred Shares shall on a return of capital on winding up or otherwise entitle the holder only to the repayment of the amounts paid up on such shares after repayment of the capital paid up on the Ordinary Shares. The Company shall have irrevocable authority at any time after the adoption of this Article to appoint any person to execute on behalf of the holders of the Deferred Shares a transfer therefor (and/or an agreement to transfer the same) to such person as the Company may determine as custodian thereof and/or to purchase the same (in accordance with the provisions of the Statutes) in any case for not more than 1p for all of the Deferred Shares without obtaining the sanction of the holder or holders thereof and pending such transfer and/or purchase to retain the certificate for the Deferred Shares."; and

     (c) By the deletion of Article 38.3 in its entirety and the substitution therefor of the following new Article 38.3:

          "38.3 Subject to Article 75.3, the Directors may, in their absolute discretion and without assigning any reason therefor, refuse to register any transfer of any share which is not a fully paid share (whether certificated or uncertificated) provided that, where any such share are admitted to the Official List of The London Stock Exchange, such discretion may not be exercised in such a way as to prevent dealings in the shares of the relevant class or classes from taking place on an open or proper basis. The Directors may likewise refuse to register any transfer of a share (whether certificated or uncertificated), whether fully paid or not, in favor of more than four persons jointly.".

                                    BY ORDER OF THE BOARD


                                    Secretary

Registered Office:
Kingsbury House
15-17 King Street
London SW1Y 6QU

Note: A member entitled to attend and vote at the above meeting may appoint a proxy or proxies who need not be a member of the Company to attend and on a poll vote instead of him or her.

                               TABLE OF CONTENTS
                                                                            PAGE
                                                                            ----

Notice of Extraordinary General Meeting.....................................  i

Introduction................................................................  1

The Meeting; Votes Required.................................................  2

Revised Terms of the Difco Acquisition......................................  2

Revised Terms of the Interests Acquisition Agreement........................  3

Proposed Terms of Debt Financing............................................  4

Reduction of Par Value......................................................  5

Related Matters.............................................................  5

The Board's Analysis of the Revised Terms of the Acquisitions...............  5

Recommendation..............................................................  6

Summary Oil and Gas Reserve Information.....................................  6

Effect of Issuance of Shares and Warrants to Difco Shareholders and
 Lenders....................................................................  7

Pro Forma Condensed Combined Financial Information..........................  7

Management's Discussion and Analysis of Financial Condition and Results of
 Operations for the Year Ended April 30, 1998 and Three Months Ended
 July 31, 1998.............................................................. 14

INDEX TO FINANCIAL STATEMENTS...............................................F-1

     This is a supplement to the Proxy Statement dated July 13, 1998 relating to an Extraordinary General Meeting of the Shareholders of Alliance Resources PLC. This supplement notifies you of changes in the Acquisitions described in the original Proxy Statement, a proposal to reduce the par value of the Company's ordinary shares and of an indefinite adjournment of the Extraordinary General Meeting called to approve the Acquisitions and related matters. Except as described in this supplement, there are no material changes in the terms of the Acquisitions. Terms defined in the original Proxy Statement are used with the same meaning in this supplement.

INTRODUCTION

     In the Proxy Statement, we asked you to approve the Acquisitions on the
terms as they then existed.   One of the conditions to completing the
Acquisitions, however, was that we raise $100,000,000 in debt on satisfactory terms. We were not able to raise debt in that amount, and so the Extraordinary General Meeting was adjourned. We now have proposals for debt in the amount of $65,750,000. Therefore, we have proposed that the terms of the Acquisitions be changed to reduce both the property interest to be acquired and the debt to be incurred by the Company by approximately one-half. We are now asking you to approve the Acquisitions and the related matters on the revised terms described in this supplement.

     Under the revised terms of the Acquisitions, the Company will acquire Difco from the Difco shareholders, who will initially be entitled to receive approximately 8.7% of the outstanding shares of the Company and could receive up to 28.3% of the outstanding shares of the Company based upon the production from, or reserves attributable to, the U.K. Interests. The Company will then acquire through Difco 10% of Burlington Resources' interest in the East Irish Sea Properties for cash consideration of approximately $17,000,000. In addition, the Company will issue to one of its lenders 15,000,000 ordinary shares for a total cash consideration of approximately $250,000, and issue to the lender 545,454 ordinary shares in payment of a fee of $292,500. The Company will pay the other lender a cash fee of $850,000 and grant the lender warrants to purchase 3,275,000 ordinary shares at a price of 1p per share and an overriding royalty interest in the U.K. Interests of 0.3% beginning January 1, 2001. The overriding royalty interest will entitle the lender to receive a payment equal to the specified percentage of the net revenues generated by the U.K. Properties. The overriding royalty interest would have the effect of reducing the Company's revenues from the U.K. Interests. The Company will also issue to its financial advisor, in payment of a fee of (Pounds)200,000, 615,385 ordinary shares.

     Based upon the average closing prices for the ordinary shares of the Company as quoted on the London Stock Exchange for the five trading days preceding April 29, 1998, the day trading in the ordinary shares on the London Stock Exchange was suspended at the request of the Company, the shares to be issued to the Difco shareholders would have a value of approximately $2,120,000 (5,000,000 ordinary shares) to $8,480,000 (20,000,000 ordinary shares). The value of the ordinary shares to be issued to the Company's financial advisor to settle a fee of $330,000, calculated on the same basis, is $261,000. Based upon these values, and the cash consideration to be paid to acquire the U.K. Interests, the total consideration and fees to be paid to consummate the Acquisitions ranges from approximately $23,400,000 to $29,800,000.

     On the same basis, the warrants to purchase 3,275,000 Shares have a value of $1,335,000 and the difference between the fair value and the cash consideration received for the issue of the 15,000,000 Shares amounts to $6,110,000. Based upon these values, the value of the overriding royalty interest ($2,100,000) and the fees settled in cash and Shares at market value ($850,000 and $292,000 respectively), the aggregate value of discount on loans and fees payable on the financing totals approximately $10,700,000.

     In addition, we are proposing that the par value of the Company's ordinary shares be reduced from 40p to 1p per share. This reduction is proposed because the ordinary shares have recently traded at less than 40p per share. Because the Company is not permitted to issue shares at less than their par value, the par value of 40p significantly restricts the options open to the Company in raising capital. The reduction in par value will have no effect on the value of your interest in the Company.

     We have enclosed a revised Notice of Extraordinary General Meeting of Shareholders, a description of the revised terms of the Acquisitions, and financial and reserve information reflecting the new terms of the Acquisitions. For your convenience, we have also enclosed a copy of the original Proxy Statement and a form of proxy card. This supplement to the Proxy Statement also includes revised financial statements for the year ended

April 30, 1998, which supersede those included in the Proxy Statement. The revised financial statements include an updated description of the Company's financial condition on pages F-9 and F-10 and an independent auditors' report that includes references to the uncertainty regarding the application of the going concern concept. You are urged to read all of these materials carefully.

THE MEETING; VOTES REQUIRED

     The Extraordinary General Meeting will be held on October 30, 1998, at 10:00 a.m., United Kingdom time, at the Company's offices, Kingsbury House, 15-17 King Street, London SW1Y 6QU. At the Extraordinary General Meeting, shareholders of the Company will be asked to consider and vote upon a proposal to approve the Acquisitions and related matters. Completion of the Acquisitions is conditioned upon, among other things, the Company's shareholders approving the Acquisitions and the other matters to be considered at the Extraordinary General Meeting. All shareholders of record at the time of the Extraordinary General Meeting are entitled to vote at the meeting.

REVISED TERMS OF THE DIFCO ACQUISITION

     Under the revised Difco Acquisition Agreement, Alliance will acquire all of the capital stock of Difco and, indirectly a contract to acquire the U.K. Interests, in exchange for 10,000,000 newly created Acquisition Shares and a contingent right to receive additional Shares, subject to the sales production actually achieved from the U.K. Interests, as set out in the table below. Each Acquisition Share will be entitled to one-half vote on all matters in which the Shares are entitled to vote and otherwise will have rights identical to the Shares, except for certain restrictions on transfer. In addition to the Acquisition Shares, the holders of Difco capital stock will receive a contingent right to acquire up to 10,000,000 Shares over the next five years. The number of Shares that are actually issued as a result of this contingent right will depend on the sales production actually achieved from, or the estimated value attributable to, the U.K. Interests, as described herein and as set out in the table below. The Difco shareholders will receive only 5,000,000 Shares if none of the production targets is achieved, will receive 20,000,000 Shares if all the production targets or reserve values are achieved and will receive a number of Shares within this range if only some of the production targets or reserve valuations are achieved.

     If any Sustained Production Level (as hereinafter defined) is achieved, the Difco holders will be entitled to exchange that number of Acquisition Shares, on a one-for-one basis, equal to the number of Shares set forth below corresponding to such Sustained Production Level. Once all Acquisition Shares have been converted, then the Difco shareholders shall receive a number of additional Shares which, when aggregated with any Shares issuable on conversion of the Acquisition Shares, equals the number of Shares set forth below corresponding to such Sustained Production Level. "Sustained Production Level" means sales of production attributable to the U.K. Interests for a period of at least 90 consecutive days at rates equal to or in excess of the levels described in the table set out below.

     If the first three Sustained Production Levels set out below are achieved, but the fourth or fifth Sustained Production Levels set out below are not achieved, and the Reserves Value (as hereinafter defined) is equal to or in excess of that set out below with respect to such Sustained Production Level which has not been achieved, then additional Shares shall be issued to the Difco holders so that the total number of additional Shares issued to the Difco holders is equal to the amount which would have been issued had the Sustained Production Level been achieved which corresponds to such Reserves Value. "Reserves Value" means the net present value of the following reserves, bearing interest or discounted at the rate of 10%, as applicable, net of U.K. corporate tax, and determined in accordance with generally accepted reservoir engineering standards: (i) the proceeds previously received which are attributable to the total volume of reserves produced and sold from the U.K. Interests from and after January 1, 1998, less the aggregate amount of all capital expenditures and operating costs incurred since January 1, 1998 which are attributable to the U.K. Interests and (ii) the proceeds estimated to be received attributable to the total volume of hydrocarbon reserves that geological and engineering data demonstrate, with a greater than 50% certainty, as determined by statistical means, to be recoverable from the U.K. Interests in the future from known reservoirs under existing operating conditions based upon the most recent reserve report prepared by Alliance's third-party engineering firm, which report shall be prepared no less often than annually, less the aggregate amount of all capital expenditures and operating costs attributable to such reserves.

                            Base Number of
 Sustained Production    Alliance Shares to be    Reserves       Estimated Issuance
        Level                  Issued            Value (1)            Date (2)
---------------------    ---------------------   ---------       ------------------
     8 MMcf/day              8,000,000              N/A         First Quarter, 2000
     12 MMcf/day             3,000,000              N/A         First Quarter, 2001
     16 MMcf/day             3,000,000              N/A         Second Quarter, 2001
     20 MMcf/day             3,000,000         $34.15 million   Third Quarter, 2001
     24 MMcf/day             3,000,000         $37.5 million       Not Applicable

---------------
(1) These Reserves Values are not comparable to the Pre-tax PV10 value or the Standardized Measure of the reserves attributable to the Company's properties or to the U.K. Interests described in the Proxy Statement and this supplement because the calculation of "Reserves Value" is to be made in the manner described in the paragraph preceding this table, which is different than the manner in which the Pre-tax PV10 value and the Standardized Measure are calculated.

(2) The Estimated Issuance Dates are based upon the reserve report prepared by the Company's independent petroleum engineers. There can be no assurances, however, as to the Sustained Production Levels or Reserves Values that will ultimately be attributable to the U.K. Interests. See "Risk Factors-- Uncertainty of Reserve Information and Future Net Revenue Estimates" and "Cautionary Statement Regarding Forward-looking Statements" in the Proxy Statement.

     If, after five years after the completion of the Difco Acquisition, none of the Sustained Production Levels set out above has been achieved, the Acquisition Shares will automatically convert on that date into 5,000,000 Shares and 5,000,000 deferred shares having nominal value and no voting rights. If by that date more than 5,000,000 but less than all of the Acquisition Shares have converted into Shares, then any remaining Acquisition Shares shall automatically convert into deferred shares. The Company shall be entitled to purchase all such deferred shares for an aggregate consideration of 1p.

     The revised Difco Acquisition Agreement sets forth the principal terms by which the Difco Acquisition will be consummated. The revised Difco Acquisition Agreement contains representations, warranties and agreements of the parties, and provides specific conditions to the completion of the Difco Acquisition and terms under which the Difco Acquisition Agreement may be terminated or abandoned. See "-- Other Provisions of the Difco Acquisition Agreement" in the Proxy Statement.

REVISED TERMS OF THE INTERESTS ACQUISITION AGREEMENT

     Difco and Burlington have revised the Interests Acquisition Agreement to provide that Difco will acquire the U.K. Interests for cash consideration of approximately $16.5 million, plus a pro rata share of expenditures incurred by Burlington and interest from January 1, 1998, which are anticipated to be approximately $0.5 million. Burlington and Difco will also enter into a Joint Operating Agreement in conjunction with Difco's acquisition of the U.K. Interests. See "Information With Respect to Difco and the U.K. Properties--Joint Operating Agreement with Burlington" in the Proxy Statement.

     The Interests Acquisition Agreement sets forth the principal terms by which the U.K. Interests Acquisition will be consummated. The Interests Acquisition Agreement contains representations, warranties and agreements of the parties, and provides specific conditions to the completion of the U.K. Interests Acquisition and terms under which the Interests Acquisition Agreement may be terminated or abandoned.

PROPOSED TERMS OF DEBT FINANCING

     In connection with the Acquisitions, the Company intends to enter into agreements providing up to $65,750,000 in debt to the Company. The Company has received a proposals to provide portions of this debt financing from two lenders.

     Bank of America Debt. Bank of America National Trust & Savings Association ("BoA"), Alliance's principal lender, has proposed to increase the Company's current revolving credit facility from $22,500,000 to $30,000,000 at an interest rate, determined by the Company from time to time, of either (i) 0.5% above the greater of BoA's reference rate and the federal funds effective rate plus 0.25%, or (ii) 2.5% above the current Interbank rate. Interest on the credit line would be payable quarterly and principal is due in equal quarterly payments beginning three years after the Acquisitions and ending five years after the Acquisitions. The Company's initial borrowing base under the credit line would be $18,000,000 and would be redetermined semiannually.

     At July 31, 1998, all of the $22,500,000 available under the current revolving credit facility is outstanding. Of this amount, $6,000,000 will be converted to subordinated debt, in addition to the revolving credit facility. The interest rate on the subordinated debt would be 12% per year, payable quarterly. Principal will be due in equal quarterly installments beginning two years after closing and ending six years after closing.

     In addition, BoA has proposed to provide an additional $20,000,000 of debt at an interest rate of 10%. Interest on the additional debt would be payable quarterly and principal is due $5,000,000 in two years, equal quarterly installments of $2,000,000 for five quarters thereafter, and a final $5,000,000 payment due 42 months after the Acquisitions. The debt to BoA would be secured by a first priority mortgage on substantially all of the Company's properties, including the U.K. Interests.

     The Company will pay BoA a cash fee of $850,000 and grant BoA warrants to purchase 3,275,000 ordinary shares at a price of 1p per share. In addition, BoA would receive an overriding royalty interest in the U.K. Interests of 0.3% beginning January 1, 2001. The overriding royalty interest will entitle BoA to receive a payment equal to the specified percentage of the net revenues generated by the U.K. Properties. The overriding royalty interest would have the effect of reducing the Company's revenues from the U.K. Interests. In connection with obtaining the debt financing from BoA, the proposed terms require the Company to enter into commodity price risk management contracts on terms that are mutually agreeable to BoA and the Company for a period not less than two years with respect to at least 50% of the Company's estimated proved producing reserves at the date of closing. BoA also will require the Company to enter into interest rate risk management contracts providing for a maximum interest rate of 9.0% on the notional amount projected to be outstanding on the revolving credit facility.

     EnCap Debt. The Company will issue to affiliates of EnCap Investments, L.C. ("EnCap") debt of $9,750,000, at an interest rate of 10% per year, and 15,000,000 Shares for a cash consideration of $10,000,000. Interest on the EnCap debt will be payable semiannually; principal is payable in full seven years after completing the Acquisitions. For the first three years, the Company would have the option of increasing the amount of debt from EnCap in the amount of the interest payments due, in lieu of paying the interest. The EnCap debt will be unsecured.

     Upon entering into the final debt agreement with EnCap, the Company will also issue to EnCap 545,454 Shares in consideration of a fee of $292,500. On the basis of the average closing prices for the ordinary shares of the Company as quoted on the London Stock Exchange for the five trading days preceding April 29, 1998, the day trading in the ordinary shares on the London Stock Exchange was suspended at the request of the Company, the 545,454 Shares to be issued to EnCap have a value of $231,000. In addition, EnCap will have the right to designate one member of the Company's board of directors.

     This description of the proposed debt financing is based on the term sheets provided to the Company by the lenders at the time of this proxy statement. The actual terms of the debt will be included in definitive documents, which have not yet been prepared or negotiated. We cannot assure you that the debt will be obtained on these terms or at all.

REDUCTION OF PAR VALUE

     The existing ordinary shares of the Company have a par value of 40p, which exceeds the price at which the Shares are being issued to the Difco holders and EnCap in the Acquisitions and related financings. The Company is not permitted to issue shares at a price below their par value and, accordingly, to proceed with issue of the new Shares and to avoid the existence of two separate listed classes of Shares, the Board has proposed to reduce the par value of the Shares. This will be achieved by sub-dividing each of the Shares into one new ordinary share with a par value of 1p and 39 deferred shares with a par value of 1p each. The resulting ordinary shares will, for all practical purposes, have the same rights as those currently attaching to the existing ordinary shares of 40p each. The deferred shares will effectively have no rights, will not be represented by certificates issued to shareholders and may be redeemed by the Company by the payment of a total of 1p for all of the deferred shares. Therefore, certificates representing a specific number of existing ordinary shares will continue to represent the same number of ordinary shares having the same rights after the change in par value. There will be no net change in the total shareholders' equity reflected on the Company's balance sheet as a result of the reduction of par value. The reduction in par value will not have any material effect upon shareholders.

RELATED MATTERS

     At the Extraordinary General Meeting, in addition to being asked to approve the Acquisitions, the shareholders will be asked to approve several matters related to the Acquisitions. The specific proposals and the reasons for their adoption are described below.

     Creation of Acquisition Shares. As the initial consideration for the Difco Acquisition is to be paid in the form of 10,000,000 Acquisition Shares of 1p each, shareholders are also being asked to approve the creation of the Acquisition Shares. These shares will have rights identical to the Company's outstanding Shares, except that they will have only one-half vote per share and will be subject to limited rights of transfer, as are more fully described under "Description of Alliance Capital Stock" in the Proxy Statement.

     Authorization of the Issuance of Additional Securities. Unlike in the U.S., the Board of Directors of a U.K. company has no general authority to issue shares or other equity securities without first obtaining shareholder approval. Therefore, it is customary for the shareholders to routinely approve resolutions permitting the Board of Directors to issue up to a specified amount of additional securities on such terms as the Board of Directors may determine for a specified period of time after the authorization. The Board of Directors has proposed and recommended the adoption of a resolution that would permit the Board to allot the Acquisition Shares and additional Shares issuable in accordance with the terms of the revised Difco Acquisition Agreement or upon the exercise of any warrants or loan notes and otherwise, to issue securities having a nominal value up to one-third of the aggregate nominal value of all Shares outstanding or unconditionally allotted and fully paid following completion of the Acquisitions. This authority would expire at the Annual General Meeting of the Company to be held in 2003, except with respect to any securities the Company had agreed to issue before that time. The Company has no present intention to issue additional securities except as described in the Proxy Statement and this supplement, but may determine to issue securities in the future.

     Increase of Maximum Borrowing Authority. The Company's Articles of Association limit the Company's ability to borrow money, as is customary for U.K. companies. To permit the Company to obtain the financing necessary to complete the Acquisitions and to have sufficient borrowing authority for foreseeable future corporate purposes, the Board of Directors has recommended that the shareholders approve an increase in the Company's borrowing authority to a multiple of ten (10) times adjusted capital and reserves, which based on the Pro Forma Condensed Combined Balance Sheet as of July 31, 1998, set out elsewhere in the supplement, would be approximately $118.0 million.

THE BOARD'S ANALYSIS OF THE REVISED TERMS OF THE ACQUISITIONS

     The Board approved the Acquisitions as originally agreed to and the Company endeavored to complete the Acquisitions on that basis. However, to complete the Acquisitions on the original terms required the Company to obtain debt financing of $100,000,000. The Company has been unable to obtain such financing. Therefore, the Company explored whether other alternatives might be available to permit the Company to realize at least some of the benefits of the Acquisitions.

     In September 1998, the Company received Burlington's informal agreement that the terms of the Acquisitions could be revised to provide for the purchase of 10% of Burlington's interest in the U.K. Properties for approximately $17,000,000, rather than 20% of Burlington's interest for approximately $34,000,000. At the same time the Difco shareholders agreed that if the Company acquired only 10% of Burlington's interest, they would reduce the number of Shares they would be entitled to receive to minimum of 5,000,000 and a maximum of 20,000,000, rather than a minimum of 7,020,825 and a maximum of 28,083,300. The Company also received expressions of interest from two lenders to jointly provide the Company a total of $65,750,000 in debt. In connection with providing the debt financing, the lenders would receive Shares, warrants, a cash fee and an overriding royalty interest in the U.K. Interests.

     The Board has reviewed the revised terms of the Acquisitions and the related debt financings and believes they are in the best interests of the shareholders. In addition to the analysis described on page 18 of the Proxy Statement under the heading "Reasons for the Acquisitions; Recommendation of the Board of Directors," in determining the number of Shares the Difco shareholders will be entitled to receive and the number of Shares to be issued to the lenders, the Board considered that the Pre-tax PV10 value of the Company's 10% interest in the U.K. Properties ($40.0 million), after subtracting the debt incurred to purchase the properties ($17.0 million), the Pre-tax PV10 value of the overriding royalty interest granted to the lender ($2,600,000), and the fees payable by the Company in connection with the Acquisitions ($4,300,000) equaled approximately $16.1 million, while the Pre-tax PV10 value of the Company's existing U.S. properties prepared by Lee Keeling ($59.8 million) after subtracting the Company's net liabilities at January 1, 1998 ($27.6 million) equaled approximately $32.2 million. The Board also considered the decline in oil prices since January 1, 1998 ($17.43) to September 22, 1998 ($15.67), compared to the increase in gas prices from January 1, 1998 ($2.15) to September 22, 1998 ($2.19) and that the Company's existing properties contain primarily oil whereas the U.K. Interests contain primarily gas. Based on the information it reviewed, the Board determined that it was appropriate to issue securities of the Company that would entitle the Difco shareholders, the lenders and the Company's financial advisor to as much as 55.8% of the Shares outstanding after completion of the Acquisitions and related debt financings.

RECOMMENDATION

     The directors consider that the Difco Acquisition and the Interests Acquisition are in the best interests of Alliance and its shareholders as a whole and are fair to the shareholders of the Company. Your directors, therefore, unanimously recommend all shareholders to vote in favor of all the resolutions, as they intend to do in respect of their own beneficial holdings, which together amount to approximately 1.3 percent of the present issued share capital of the Company.

SUMMARY OIL AND GAS RESERVE INFORMATION

     The estimates of net proved oil and gas reserves as of January 1, 1998 and April 30, 1998, with respect to the Company's existing properties have been prepared by Lee Keeling & Associates, Inc. ("Lee Keeling"), independent petroleum engineers. The estimates of net proved oil and gas reserves as of January 1, 1998, with respect to the U.K. Interests have been prepared by the Company. Additional information about oil and gas reserves is discussed in "Information With Respect to Alliance," "Information With Respect to Difco and the U.K. Properties," in the Proxy Statement and Note 20 to the Consolidated Financial Statements of the Company, in this supplement.

                                                            PRO FORMA AS
                                        AS OF JANUARY 1,   OF JANUARY 1,        AS OF
                                              1998          1998 (1) (2)   APRIL 30, 1998
                                              ----         -------------   ---------------
Estimated Proved Reserves (1):
     Oil (MBbls)                               7,219            7,219            6,494
     Gas (MMcf)                               26,576          100,856           26,322
     MMcfe (6 Mcf/Bbl)                        68,890          144,164           65,286
     Percent proved developed reserves           71%              34%              78%
     Pre-tax PV10 value (in thousands)       $59,787           99,747          $48,600
     Standardized Measure (in thousands)     $52,277           82,344          $45,106

______________

(1) NYMEX benchmark prices used in determining the proved reserves and future net cash flow estimates at January 1, 1998 and April 30, 1998 were $18.32 and $15.39, respectively, per Bbl for oil and $2.41 and $2.22, respectively, per MMBtu for gas for the U.S. properties and 16.05p per therm (approximately $2.65 per MMBtu) for the U.K. Interests.
(2) Gives effect to the Acquisitions as if they had occurred as of January 1, 1998.

EFFECT OF ISSUANCE OF SHARES AND WARRANTS TO DIFCO SHAREHOLDERS AND LENDERS

     The following table sets forth the possible ranges of share ownership, after the completion of the Difco Acquisition, by the shareholders of Difco, the Company's lenders and the Company's financial advisor as a result of Shares issued in connection with the Acquisitions and related financings. In total, the Difco shareholders, the lenders and the financial advisor will be entitled to receive as much as 55.8% of the Shares as a result of the Acquisitions and related debt financings.

                                                    MINIMUM                      MAXIMUM
                                                    -------                      --------
                                                        PERCENTAGE                    PERCENTAGE
                  HOLDER                      SHARES     OWNERSHIP          SHARES     OWNERSHIP
                  ------                      ------     ---------          ------     ---------
F. Fox Benton, Jr. and Lizinka M. Benton...  2,600,000      4.5%  (1)     10,400,000     14.7%  (2)
F. Fox Benton III..........................    800,000      1.4%  (1)      3,200,000      4.5%  (2)
Lizinka C. Benton..........................    800,000      1.4%  (1)      3,200,000      4.5%  (2)
Lucia T. Benton............................    800,000      1.4%  (1)      3,200,000      4.5%  (2)
     Difco Holders Total...................  5,000,000      8.7%  (1)     20,000,000     28.3%  (2)
                                            ----------     ----           ----------     ----
EnCap Investments Ltd.                      15,545,454     20.8%  (3)     15,545,454     27.9%  (4)
                                            ----------     ----           ----------     ----
Bank of America NT & SA (5)                  3,275,000      4.5%  (3)      3,275,000      5.9%  (4)
                                            ----------     ----           ----------     ----
N M Rothschild & Sons Limited                  615,385      0.8%  (3)        615,385      1.1%  (4)
                                            ----------     ----           ----------     ----
     The above holders together             24,435,839     42.6%  (1)     39,435,839     55.8%  (2)
                                            ----------     ----           ----------     ----

---------------

(1) Assumes issuance of the minimum number of shares to the Difco holders, exercise of all of the warrants issued to BoA in these transactions and the issuance of the maximum number of Shares to the other holders of the Company's warrants and convertible loan notes. Differences in totals are due to rounding.

(2) Assumes issuance of the maximum number of shares to the Difco holders, exercise of all of the warrants issued to BoA in these transactions and the issuance of no Shares to the holders of the Company's other warrants or convertible loan notes. Differences in totals are due to rounding.

(3) Assumes issuance of the maximum number of shares to the Difco holders, exercise of all of the warrants issued to BoA in these transactions and the issuance of the maximum number of Shares to the other holders of the Company's warrants and convertible loan notes. Differences in totals are due to rounding.

(4) Assumes issuance of the minimum number of shares to the Difco holders, exercise of all of the warrants issued to BoA in these transactions and the issuance of no Shares to the other holders of the Company's warrants or convertible loan notes. Differences in totals are due to rounding.

(5) In addition, as a result of previous transactions with the Company, BoA holds warrants to purchase 1,210,938 Shares at an exercise price of (Pounds)1.0 per share and convertible loan notes exercisable for 1,193,581 Shares at an exercise price of 81p per share.


PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

     The following unaudited pro forma condensed combined financial information and accompanying notes, which are an integral part of the financial information, should be read in conjunction with the historical financial statements of Alliance included in the Proxy Statement and elsewhere in this supplement. It is prepared in accordance with accounting principles generally accepted in the U.S. The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what the financial position or results of operations of Alliance would have been if the Acquisitions and the financing, the effects of which it illustrates, had in fact occurred on the dates indicated or to project the financial position or results of operations for any future date or period.

     Pro Forma Condensed Combined Balance Sheet

     The unaudited pro forma condensed combined balance sheet for Alliance set forth below has been prepared to illustrate the estimated effect of the Acquisitions. It is based upon the assumptions set forth below and in the notes thereto. The unaudited pro forma condensed combined balance sheet as of July 31, 1998 gives effect to the purchase of the U.K. Interests as if this was consummated on that date. The proposed financing for the purchase of the U.K. Interests and their further development costs is also reflected as if completed at that date.

     Pro Forma Condensed Combined Statements of Operations

     The pro forma condensed combined statements of operations have been prepared to illustrate the effect of the Acquisitions and the financing mentioned above.

     The pro forma condensed combined statements of operations for the year ended April 30, 1998 and the three months ended July 31, 1998 reflect the Acquisitions and the financing as though completed May 1, 1997.

          As Difco has had no operations and the U.K. Properties have had no production or income to date, the primary effect of the Acquisitions will be to increase the assets, debt, interest expense and outstanding Shares of Alliance, but not to increase revenues or income.

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AS OF JULY 31, 1998
                           (UNAUDITED, IN THOUSANDS)

                                                                  ALLIANCE     PRO FORMA         PRO FORMA
                                                                (HISTORICAL)  ADJUSTMENTS         COMBINED
                                                                ------------  ------------       ----------
                                    ASSETS
Current assets:
  Cash...........................................................  $    262      $ 10,000   (b)  $       -
                                                                                   10,229   (d)
                                                                                  (17,000)  (c)
                                                                                   (2,641)  (a)
                                                                                     (850)  (d)
Receivables:
  Trade..........................................................     1,785             -            1,785
Other current assets.............................................        12             -               12
                                                                   --------      --------         --------
Total current assets.............................................     2,059          (262)           1,797
                                                                   --------      --------         --------
Net property, plant and equipment................................    28,967         7,208   (a)     55,362
                                                                                    4,287   (a)
                                                                                   17,000   (c)
                                                                                   (2,100)  (d)
Other assets:
  Deposits and other assets due after one year...................       145             -              145
  Deferred acquisition costs.....................................     3,063        (3,063)  (a)          -
  Deferred loan costs, less accumulated..........................                           (e)
    amortization.................................................       966          (966)  (b)      3,242
                                                                                      292   (d)
                                                                                      850   (d)
                                                                                    2,100
                                                                   --------      --------         --------

Total assets.....................................................  $ 35,200      $ 25,346         $ 60,546
                                                                   ========      ========         ========
                     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable.........................................  $  8,926      $ (1,747)  (a)   $  7,179
  Accrued expenses payable.......................................       934             -              934
  Current portion of long term debt..............................     5,250        (5,250)  (d)          -
                                                                   --------      --------         --------
Total current liabilities........................................    13,110        (4,997)           8,113
Other liabilities................................................         3             -                3
Long-term debt, excluding current installments...................    17,317         5,250   (d)     35,101
                                                                                   10,229   (d)
                                                                                    9,750   (b)
                                                                                   (1,335)  (d)
                                                                                   (6,110)  (b)
Convertible subordinated unsecured loan notes....................     1,551             -            1,551
                                                                   --------      --------         --------

Total liabilities................................................  $ 33,981      $ 18,232           44,768
                                                                   --------      --------         --------
Stockholders' equity
  Ordinary shares, par value (Pounds)0.01; 415,001,376 shares authorized; 31,209,408 issued and outstanding;
  Deferred Shares, par value (Pounds)0.01; 1,414,998,624
  shares authorized; 1,217,166,912 issued and
  outstanding and Acquisition Shares, par value (Pounds)0.01;
  10,000,000 shares authorized; 10,000,000 issued and
  outstanding at July 31, 1998...................................  $ 20,115           278   (a)     20,657
                                                                                       10   (a)
                                                                                      254   (b)
Additional paid in capital.......................................     5,911         6,930   (a)     20,894
                                                                                      320   (a)
                                                                                    6,398   (b)
Warrants.........................................................                   1,335   (d)
Accumulated deficit..............................................   (24,807)         (966)  (e)    (25,773)
                                                                   --------      --------         --------
Total stockholders' equity.......................................      1219        14,559           15,778
                                                                   --------      --------         --------
Total liabilities and stockholders' equity.......................  $ 35,200      $ 25,346         $ 60,546
                                                                   ========      ========         ========

     Notes to the Condensed Pro Forma Balance Sheet

     The unaudited condensed pro forma balance sheet includes adjustments to reflect:

     (a) The acquisition of Difco by the issuance of 10,000,000 Acquisition Shares (convertible into between 5,000,000 and 10,000,000 Shares) and the commitment to issue up to a further 10,000,000 Shares depending upon performance of the U.K. Interests. The value of $7.2 million attributed to the acquisition of the U.K. Interests is based upon the number of Shares expected to be issued pursuant to the Difco Acquisition Agreement estimated by the Board of Directors to be 17,000,000, with an aggregate par value of $0.278 million, and the average of Alliance's share price over the five days immediately prior to their suspension of trading on the London Stock Exchange of approximately $0.424 ((Pounds) 0.254) per Share. The estimated professional fees payable in connection with the Acquisitions, consisting of cash of $3.957 million (of which $1.316 million had been paid at July 31, 1998, leaving $2.641 million to be paid) and $0.330 million settled by the issue of 615,385 Shares with an aggregate par value of $0.010 million, have been added to give a total carrying amount.

     (b) The issuance to EnCap of 15,000,000 Shares with an aggregate par value of $0.245 million and loan notes of $9.750 million for a total cash consideration of $10 million and of 545,454 Shares with an aggregate par value of $0.009 million to settle a fee for the issue of the loan notes of $292,000. The difference between the fair value and the cash consideration for the Shares ($6.110 million) has been treated as a discount on the issuance of debt and has been credited to additional paid in capital.

     (c) The acquisition of the U.K. Interests by the payment of $17.0 million of cash to Burlington Resources from the net cash proceeds. The purchase price comprises a fixed amount of $16.5 million together with Alliance's pro rata share of expenditures incurred by Burlington and interest since January 1, 1998.

     (d) The revised Bank of America credit agreement. All debt due to Bank of America has been reclassified as long-term debt, a further $10.229 million is shown as being drawn to meet the acquisition cost in (c) above. Fees payable in connection with the revised facility are a cash fee of $0.850 million and the issuance to Bank of America of warrants to subscribe for 3,275,000 Shares for cash consideration of 1p each. The fair value of the warrants ($1.335 million) has been treated as discount on the issuance of the debt. In addition, the value of the overriding royalty interest granted to Bank of America ($2.100 million) has been treated as deferred loan costs and has been deducted from net property, plant and equipment.

     (e) The write-off of $0.966 million being the unamortized costs relating to the repaid BoA debt.

             PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED APRIL 30, 1998
                           (UNAUDITED, IN THOUSANDS)


                                                                     PRO FORMA          PRO FORMA
                                                       ALLIANCE    ADJUSTMENTS           COMBINED
                                                     ------------  -----------         ------------
                                                     (HISTORICAL)
Revenues:
      Oil and gas revenues and other operating
      revenues.........................................  $10,210   $        -          $    10,210
      Direct operating expenses........................   (5,506)                           (5,506)
General and administrative expenses....................   (3,364)                           (3,364)
Depreciation, depletion and amortization...............   (2,598)                           (2,598)
Loss on commodity derivatives..........................   (1,128)                           (1,128)
                                                         -------                       -----------

Loss from operations...................................   (2,386)                           (2,386)

Other income (expenses):
      Gain on sale of assets...........................       35                                35
      Interest (net)...................................   (2,511)             -   (a)       (2,511)
      Cost of redemption of loan.......................        -         (1,222)  (b)       (1,222)
      Miscellaneous income.............................      133                               133
                                                         -------                       -----------

Net loss...............................................  $(4,729)  $     (1,222)       $    (5,951)
                                                         =======   ============        ===========

Basic loss per share (c)...............................                                $     (0.09)
                                                                                       ===========

Weighted average number of shares outstanding (c)......                                 64,286,528

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                    FOR THE THREE MONTHS ENDED JULY 31, 1998
                           (UNAUDITED, IN THOUSANDS)

                                                                     PRO FORMA
                                                       ALLIANCE     ADJUSTMENTS
                                                     ------------   -----------
                                                     (HISTORICAL)
Revenues:
     Oil and gas revenues and other operating
     revenues..........................................   $1,918   $        -          $     1,918
     Direct operating expenses.........................     (970)                             (970)
General and administrative expenses....................     (848)                             (848)
Depreciation, depletion and amortization...............     (509)                             (509)
Loss on commodity derivatives..........................        -                                 -
                                                          ------                       -----------

Loss from operations...................................     (409)                             (409)

Other income (expenses):
     Gain on sale of assets............................       (9)                               (9)
     Interest (net)....................................     (663)             -   (a)         (663)
     Cost of redemption of loan........................        -           (966)  (b)         (966)
     Miscellaneous income..............................      132                               132
                                                          ------                       -----------

Net loss...............................................   $ (949)  $       (966)       $    (1,915)
                                                          ======   ============        ===========

Basic loss per share (c)...............................                                $     (0.03)
                                                                                       ===========

Weighted average number of shares outstanding (c)......                                 64,370,247

     Notes to the Pro Forma Condensed Combined Statements of Operations

     The unaudited pro forma condensed combined statements of operations include adjustments to reflect:

     (a) The impact on net interest expense of the Acquisitions and financing for the purchase of the U.K. Interests as if these had taken place on May 1,1997. Net interest comprises the interest payable and the amortization of the issue costs less amounts capitalized. Interest payable on the debt drawn down for the acquisition of the U.K. Interests has been capitalized to the cost of the assets. Such interest capitalized amounted to $3.920 million for the year ended April 30, 1998 and $0.980 million for the three months ended July 31, 1998. This amount will be amortized from the beginning of production from the U.K. Interests.

     (b)  The write-off of the unamortized costs related to the repaid BoA debt.

     (c) The number of shares issued pursuant to the acquisition of the U.K. Interests is based upon the number of Shares expected to be issued pursuant to the Difco Acquisition Agreement, estimated by the Board of Directors to be 17,000,000, the 15,545,454 Shares to be issued to EnCap and the 615,385 Shares to be issued to the financial advisor.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE YEAR ENDED APRIL 30, 1998 AND THREE MONTHS ENDED
JULY 31, 1998

     General

     The information in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" refers to the Consolidated Financial Statements of Alliance included in this supplement to the Proxy Statement and the Company's Quarterly Report on Form 10-Q for the Quarter Ended July 31, 1998, which are presented in accordance with U.S. GAAP.

     Unless otherwise indicated, the financial information contained in this Proxy Statement has been prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"). U.S. GAAP differs in certain respects from generally accepted accounting principles in the U.K. ("U.K. GAAP"). As a result of the Company's listing on the London Stock Exchange, the Company is required to file reports with the London Stock Exchange prepared in accordance with U.K. GAAP.

     For financial reporting and accounting purposes, all financial data (and, consequently, all oil and gas reserve information and all information associated with financial, oil and gas production or reserve information) prior to the LaTex Merger have been restated to reflect LaTex as the predecessor company to Alliance. Therefore, the results for the year ended April 30, 1998 represent the activities of Alliance and LaTex combined, while the results for all prior periods represent the activities of LaTex alone. This discussion should be read in conjunction with the Company's audited Consolidated Financial Statements included in this Proxy Statement.

     Capital Resources and Liquidity

     The Company's capital requirements relate primarily to the development of its oil and gas properties and undeveloped leasehold acreage, exploration activities, and the servicing of the Company's debt. In general, because the Company's oil and gas reserves are depleted by production, the success of its business strategy is dependent upon a continuous exploration and development program and the acquisition of additional reserves.

     Financial Condition. Management had planned to consummate the acquisition of a 20 per cent interest in certain undeveloped oil and gas properties in the East Irish Sea and Liverpool Bay areas ("the East Irish Sea Interests") which would have involved a satisfactory refinancing of the Group's borrowings. On July 30, 1998 the Board announced that financing for that transaction had not been raised and that resolutions to approve the acquisition were not put to shareholders.

     Management's plans in the event that the acquisition and refinancing did not proceed, were to seek other transactions of a similar nature, restructure the existing credit facility or seek alternative forms of financing and to take such steps as were necessary to allow the Group to meet its obligations as they fell due. It was envisioned that such steps might have included the continued reduction of the Group's overheads, deferral of elements of the recompletion program and realization of oil and gas properties.

     Since July 30, 1998, management has reduced the Group's overheads through selective redundancies, has held discussions with Bank of America regarding the existing credit facility but has primarily been evolving alternative financing to allow the acquisition of part of the East Irish Sea Interests. Such alternative financing has been formulated and it is anticipated that proposals will be put to shareholders on or before October 31, 1998. This will also include a restructuring of the existing credit facility. Management believe that the satisfactory completion of this transaction will provide the Group with financing which will allow it to meet its obligations as they fall due.

     Management is mindful of the Group's financial condition should this transaction not be consummated. The existing credit facility with Bank of America requires monthly repayments of $325,000 to commence on October 31, 1998 with the balance remaining outstanding on March 31, 2000 being repayable in full on that date. The Group's operating cash flow will not be sufficient to meet its obligations under the existing credit facility and, given the passage of time and the concentration of management's efforts on achieving the acquisition outlined above, it may not be possible to take the necessary steps, which might include property dispositions, to allow the Group to meet its obligations in a timely manner.

     However, the pursuit by management of an alternative structure to acquire the East Irish Sea Interests has been undertaken with the full support of Bank of America, including the deferral of any property disposals pending final resolution of the acquisition of part of the East Irish Sea Interests. Bank of America has indicated to management that, in the event that the proposed transaction is not consummated, it will work with the Group to achieve a mutually satisfactory refinancing. There is, however, no guarantee that a successful refinancing will be achieved in a timely manner if at all.

     As a result of the Company's current financial condition, the Company has added a statement to Note 1 of its Consolidated Financial Statements and the Company's independent auditors have issued a report that includes references to the uncertainty regarding the application of the going concern concept.

     The Directors believe that there is reasonable assurance that the Group will remain a going concern even if the proposed transaction is not consummated.

     Cash Flows and Liquidity. At July 31, 1998, Alliance has current assets of $2.059 million and current liabilities of $13.110 million, which resulted in a net current deficit of $11.051 million. Since April 30, 1998, the net current deficit has increased from $9.480 million to its current position of $11.051 million. The $1.571 million increase is primarily due to a transfer of a portion of the credit facility from long term debt to current liabilities. The accounts payable at July 31, 1998 were virtually unchanged at $8.927 million compared to $8.973 million at April 30, 1998.

     For the quarter ended July 31, 1998, net cash used in the Company's operating activities was $.889 million compared to cash used of $2.673 million for the quarter ended July 31, 1997. This improvement is substantially due to the allocation of funds to improve the working capital deficit of the Company in the quarter ended July 31, 1998.

     Investing activities of the Company used $.757 million in net cash flow for the quarter ended July 31, 1998 compared to $2.357 million generated for the quarter ended July 31, 1997. The deterioration was principally due to property sales of $2.424 million less than the 1997 period and the increase in deferred acquisition costs of $.871 million. Financing activities provided $1.500 million for the quarter ended July 31, 1998 compared to cash provided of $1.948 million for the quarter ended July 31, 1997.

     Overall, cash and cash equivalents decreased by $.146 million in the quarter ended July 31, 1998 compared to an increase of $1.633 million in the 1997 period.

     Capital Expenditures.

     Existing United States Properties. The timing of most of the Company's capital expenditures with respect to is existing U.S. properties is discretionary. Currently, there are no material long-term commitments associated with the Company's capital expenditure plans. Consequently, the Company has a significant degree of flexibility to adjust the level of such expenditures as circumstances warrant. The Company primarily uses internally generated cash flow and proceeds from the sale of oil and gas properties to fund capital expenditures, other than significant acquisitions, and to fund its working capital deficit. If the Company's internally generated cash flows should be insufficient to meet its banking or other obligations, the Company may reduce the level of discretionary capital expenditures or increase the sale of non-strategic oil and gas properties in order to meet such obligations. The level of the Company's capital expenditures will vary in future periods depending on energy market conditions and other related economic factors. As a result, the Company will continue its current policy of funding capital expenditures with internally generated cash flow and the proceeds from oil and gas property divestitures.

     U.K. Interests. The Company will be required to make substantial capital expenditures in connection with the acquisition, development and exploitation of the U.K. Interests. The purchase of the U.K. Interests pursuant to the Interests Acquisition Agreement will require the payment of approximately $17.0 million in cash. In addition, it is currently anticipated by the Company that approximately $36.5 million (net to the Company's interest in the U.K. Properties) will be required in the period to the end of the year 2005 in connection with the development plans for the fields under the assumptions described in "Information With Respect to Difco and the U.K. Properties--U.K. Properties--The U.K. Interests" in the Proxy Statement, of which amount approximately $11.0 million is forecast to be required through December 31, 1999. It is anticipated that most of the remaining development expenditures incurred after 1999 will be funded from the cash flow from the U.K. Interests, with initial production currently forecast to occur in late 1999. However, the forecast development plans and expenditures are subject to change and there can be no assurance that the U.K. Interests will be developed according to the plans described or that a significantly higher level of expenditures will not be required due to numerous factors, including regulatory approvals, gas processing and sales arrangements and rig and equipment availability. As Burlington will be the operator of the majority of the U.K. Properties, the Company will not be able to compel the operator to undertake any specific activities, although development and operation of the U.K. Properties will be governed by the Operating Agreement that will generally require concurrence of the Company. The development plans will also be subject to the consent of the U.K. DTI.

     It is currently anticipated that the funding of the Acquisitions and of the development capital expenditures, at least until first production from the U.K. Interests, will be funded from the BoA credit facility and the EnCap debt financing and from cash flows from the Company's existing U.S. properties.

     Financing Arrangements. Under the current credit facility with BoA, principal payments are suspended until October 31, 1998. However, cash flows generated by Alliance and its subsidiaries in excess of amounts provided for in the business plan that formed the basis of negotiation with the Bank will be used to reduce outstanding principal indebtedness. The maturity date of the existing line of credit remains at March 31, 2000.

     Substantially all of the existing security for the outstanding indebtedness under the LaTex Credit Agreement, being the mortgages of all of LaTex's producing oil and gas properties and pledges of stock of the existing Borrowers and ENPRO, remains in place. As additional security, the Bank has received mortgages on substantially all of Alliance's producing oil and gas properties and pledges of the stock of Alliance's subsidiaries.

     Under the BoA credit facility, the borrowing base is redetermined annually as of December 31 and June 30 of each year.

     Borrowings under the existing credit facility maintained from time to time as a "Base Rate Loan" bear interest, payable monthly, at a fluctuating rate equal to the higher of (i) the rate of interest announced from time to time by the Bank as its "reference rate" plus 1% or (ii) the "Federal Funds Rate" (as defined in the Credit facility) plus 1 1/4%. Borrowings under the Credit facility maintained from time to time as a "LIBO Rate Loan" bear interest, payable on the last day of each applicable interest period (as defined in the Credit facility), at a fluctuating rate equal to the LIBO Rate (Reserve Adjusted) (as defined in the Credit facility) plus 2%. As of July 31, 1998, all advances to Alliance under the Credit facility were maintained as LIBO Rate Loans that bore interest at the annual rate of 7.5%.

     At July 31, 1998, the outstanding balance under the Credit facility was $22.567 million. The outstanding loan balance has increased $1.500 million since April 30, 1998 as a result of advances by the Bank to pay Difco Acquisition-related costs.

     Results of Operations

     The Company currently follows the "full cost" method of accounting for its oil and gas properties whereby all oil and gas capital costs, including exploratory expenses such as geological and geophysical expenses, annual delay rentals and dry hole costs, are capitalized. The capitalized costs relating to each pool operated by the Company (together with future development costs necessary to bring proved reserves into production) are depleted using a unit of production method based upon the estimated net proved reserve volumes attributable to each pool. Prior to July 31, 1996, LaTex followed the "successful efforts" method of accounting for its oil and gas properties. The consolidated financial statements included elsewhere in this Proxy Statement and all financial data prior to the LaTex Merger set out in this Proxy Statement has been restated from the "successful efforts" method to the "full cost" method.

     The factors which most significantly affect the Company's results of operations are (i) the sales prices of crude oil and gas, (ii) the level of total sales volumes, (iii) the level of lease operating expenses, and (iv) the level of and interest rates on borrowings. Total sales volumes and the level of borrowings are significantly impacted by the degree of success the Company experiences in its efforts to acquire oil and gas properties and its ability to maintain or increase production from its existing oil and gas properties through its development activities.

     The following table reflects certain historical operating data for the periods presented.

                                                   Quarter Ended
                                                     July 31,
                                                -------------------
                                                 1997         1998
                                                ------       ------
Net Sales Volumes:
   Oil (MBbls)................................     102           66
   Gas (MMcf).................................     454          430
   MMcfe (6Mcf/Bbl)...........................   1,066          826
Average Sales Prices
   Oil (per Bbl)..............................  $16.32  (1)  $18.22  (2)
   Gas (per Mcf)..............................  $ 2.21  (1)  $ 1.67  (2)
Operating Expenses per Boe of Net Sales (3):
   Lease operating............................  $ 5.66       $ 6.41
   Severance tax..............................    0.87         0.54
   Depreciation, depletion, amortization......    3.62         3.65
   General and administrative.................    7.03         6.08

(1) No commodity price hedging arrangements were in effect during this period. Therefore, these amounts reflect actual realized prices for the three months ended July 31, 1997.
(2) After giving effect to the impact of the Company's commodity price hedging arrangements. Without any hedging arrangements, the average sales prices for the quarter ended July 31, 1998 would have been $12.35 per Bbl for oil and $1.67 per Mcf for gas.

        Three Months Ended July 31, 1998 compared to the Three Months
        -------------------------------------------------------------
                              Ended July 31, 1997
                              -------------------

     Total revenues from the Company's operations for the quarter ended July 31, 1998 were $1,917,966 compared to $2,727,336 for the quarter ended July 31, 1997. Revenues decreased significantly over the comparable period a year earlier due principally to lower oil sales volumes and realized gas prices, property disposals and the depletion of producing reserves. Sales volumes for the quarter ended July 31, 1998 were adversely affected by the Company's decision to curtail oil sales in the South Carlton field in Alabama due to low posted oil prices and property disposals completed in the last quarter of 1997 contributed to the reduction in gas volumes.

     Net sales volumes decreased 23% from the same period in 1997. According to the independent reservoir engineering appraisal, net sales volumes should have declined by approximately 10% due to natural depletion. The remainder of the volume decrease is attributable to mechanical downtime and voluntary curtailment due to the pricing environment. Production from the South Carlton field increased 14% over the comparable period, although sales declined 62% due to the low posted oil price environment. Gas production declines are in line with the reservoir engineering forecasts. However, due to the successful efforts in the Bacon and Balls Branch fields, gas sales actually increased while production remained constant.

     Total operating expenses decreased to $2,327,132 for the quarter ended July 31, 1998 compared to $3,360,553 for the same period in 1997. This decrease was primarily due to remedial workover costs and expenses associated with sold non-operated, non-strategic wells incurred in the 1997 period. Lease operating expenses were significantly lower at $969,355 for the three month period ending July 31, 1998 compared to $1,173,644 for the same period in 1997. The quarter ended July 31, 1997 was impacted by the remedial work program mentioned above and the sold non-operated, non-strategic wells. Depreciation, depletion and amortization decreased to $509,355 from $652,489 a year earlier primarily as a result of lower volumes. General and administrative expenses decreased from $1,265,849 during the quarter ended July 31, 1997 to $848,422 for the quarter ended July 31, 1998. The decrease is a result of continuing efforts by management to reduce corporate overhead expenses although the 1997 period was adversely affected by some costs associated with the LaTex/Alliance merger.

     A net operating loss of $409,166 was realized for the quarter ended July 31, 1998 compared to a net operating loss of $633,217 for the same period in 1997

     In summary, due to the above factors, the net loss for the common shareholders for the quarter ended July 31, 1998 decreased to $949,147 ($0.03 per share) compared to a net loss of $951,197 ($0.03 per share) for the same period in 1997.


     Seasonality. The results of operations of the Company are somewhat seasonal due to fluctuations in the price for crude oil and natural gas. Recently, crude oil prices have been generally higher in the third calendar quarter, and natural gas prices have been generally higher in the first calendar quarter. Due to these seasonal fluctuations, results of operations for individual quarterly periods may not be indicative of results which may be realized on an annual basis.

     Inflation and Prices. In recent years, inflation has not had a significant impact on the operations or financial condition of the Company. The generally downward pressure on oil and gas prices during most of such periods has been accompanied by a corresponding downward pressure on costs incurred to acquire, develop, and operate oil and gas properties as well as the costs of drilling and completing wells on properties.

     Prices obtained for oil and gas production depend upon numerous factors that are beyond the control of the Company including the extent of domestic and foreign production, imports of foreign oil, market demand, domestic and world-wide economic and political conditions, and government regulations and tax laws. Prices for oil and gas have fluctuated significantly in recent years. The following table sets forth the average price received by the Company for each of the periods indicated and the effects of the various hedging arrangement noted above.


                                  Oil                   Oil                        Gas                     Gas
                            (excluding the      (including the effects        (excluding the      (including the effects
                          effects of hedging         of hedging            effects of hedging          of hedging
       Period               transactions)           transactions)             transactions)           transactions)
       ------             ------------------    ----------------------     -------------------    ----------------------
Three months ended
  July 31, 1998..........          $12.35                  $18.22                $1.67                   $1.67
Three months ended
  July 31, 1997..........          $16.32                  $16.32                $2.21                   $2.21


     On October 23, 1997, the Company entered into new commodity price hedge agreements to protect against price declines which may be associated with the volatile environment of oil and natural gas spot pricing. Unlike the previous hedging agreements entered into by LaTex, the new commodity price hedge agreements, while protecting against oil and natural gas price declines, also provide the Company with exposure to price increases beyond certain agreed price levels. The commodity price hedges were executed through the purchase of put options by the Company, and the associated cost was funded by additional drawdowns under the Credit facility.

     Currency Exchange Rates

     The Company's current operations are entirely in the U.S. Therefore, the Company is not currently subject to any currency exchange risk. However, upon completion of the Acquisitions, the Company will have substantial pound sterling denominated liabilities and, upon the commencement of production from the U.K. Interests, substantial sales in pound sterling. This will subject the Company to currency fluctuation risk which may adversely affect the financial condition of the Company. The Company is currently reviewing alternatives to hedge this risk. See "Risk Factors--Foreign Currency Exchange Rates" in the Proxy Statement.

     At the present time the U.K. has not joined in the first wave of those European Union states which will participate in Stage III of the European Monetary Union ("EMU"). The U.K. government has stated that, before making any decision to join the EMU, it will refer the issue to a referendum of U.K. voters. Accordingly, the Company, believes that it is premature to commit to a planning study on the implications of the Euro for the Company's operations until the likely date for U.K. entry into EMU becomes more certain. On the basis that the Acquisitions are completed, the future revenues/expenses in respect of the Acquisitions will be predominantly transacted in pounds sterling until such time as the U.K. resolves to participate in the Euro. The Company's existing operations will continue to be transacted predominantly in U.S. dollars. Nevertheless, the Company does not expect to incur future significant costs on issues in respect to the U.K.'s potential Euro participation and it is therefore, not expected that it will have a material impact on the Company's financial position results of operations or liquidity.

     Issues Related to the Year 2000

     As the year 2000 approaches, there are uncertainties concerning whether computer systems will properly recognize date-sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or fail. Because of the nature of the oil and gas industry and the necessity for the Company to make reserve estimates and other plans well beyond the year 2000, the Company's computer systems and software were already configured to accommodate dates beyond the year 2000. The Company believes that the year 2000 will not pose significant operational problems for the Company's computer systems. The Company has not, however, completed its assessment of the computer systems of third parties with which it deals, and it is not possible at this time to assess the effect of a third party's inability to adequately address year 2000 issues.

                         INDEX TO FINANCIAL STATEMENTS


                                                                            Page
                                                                            ----

Independent Auditors' Report.................................................F-2

Consolidated Balance Sheet...................................................F-3

Consolidated Statement of Operations.........................................F-5

Statement of Changes in Stockholders' Equity.................................F-6

Consolidated Statement of Cash Flows.........................................F-7

Notes to the Consolidated Financial Statements...............................F-9

                          INDEPENDENT AUDITORS' REPORT



Board of Directors
Alliance Resources Plc. and Subsidiaries


We have audited the consolidated balance sheets of Alliance Resources Plc. and subsidiaries as of July 31, 1996 and April 30, 1997 and 1998 and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended July 31, 1996, the nine months ended April 30, 1997 and the year ended April 30, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Alliance Resources Plc. and subsidiaries as of July 31, 1996, April 30, 1997 and April 30, 1998 and the results of their operations and their cash flows for the year ended July 31, 1996, the nine months ended April 30, 1997 and the year ended April 30, 1998 in conformity with generally accepted accounting principles in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, has current liabilities in excess of current assets and is obliged to commence repayments on its borrowings from October 31, 1998 which raise substantial doubt about the Company's ability to continue as a going concern. Management plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

KPMG Audit Plc
London, England

June 17, 1998 except for Note 1 - Financial Condition which is as of September 22, 1998

                    ALLIANCE RESOURCES PLC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                            APRIL 30, 1997 AND 1998


                       ASSETS                              1997           1998
                       ------                          ------------   ------------
Current assets:
  Cash                                                 $     72,948   $    408,439
  Accounts receivable - trade                             2,119,406      2,132,654
  Other current assets                                       54,176         73,977
                                                       ------------   ------------

      Total current assets                                2,246,530      2,615,070
                                                       ------------   ------------

Property, plant and equipment, at cost
  Oil and gas properties, at cost, full cost method      36,107,310     43,200,388
  Other depreciable assets                                  855,512      1,029,118
                                                       ------------   ------------
                                                         36,962,822     44,229,506
  Less accumulated depreciation and depletion           (10,254,970)   (14,421,400)
                                                       ------------   ------------

      Net property, plant and equipment                  26,707,852     29,808,106
                                                       ------------   ------------

Other assets:
  Deposits and other assets                                 282,920        144,989
  Deferred acquisition costs                                      -        970,305
  Deferred loan costs, less accumulated
       amortization                                       1,620,185      1,221,650
                                                       ------------   ------------

                                                       $ 30,857,487     34,760,120
                                                       ============   ============



          See accompanying notes to consolidated financial statements.

                    ALLIANCE RESOURCES PLC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                            APRIL 30, 1997 AND 1998
                                  (CONTINUED)

      LIABILITIES AND STOCKHOLDERS' EQUITY            1997           1998
      ------------------------------------        ------------   ------------
Current liabilities:
  Accounts payable - trade                        $ 11,428,872   $  8,972,704
  Accrued expenses payable                             437,736        847,190
  Current portion of long-term debt                          -      2,275,000
                                                  ------------   ------------

      Total current liabilities                     11,866,608     12,094,894

Other liabilities                                      810,783        139,626
Long-term debt, excluding current installments      18,095,497     18,791,762
Convertible subordinated unsecured loan notes                -      1,550,700
                                                  ------------   ------------

      Total liabilities                             30,772,888     32,576,982
                                                  ------------   ------------

Stockholders' equity:
  Common stock - par value 40 pence;
  46,000,000 shares authorized representing:
    LaTex Series A convertible preferred
    stock
       1,180,110 issued and outstanding at
       April 30, 1997; aggregate liquidation
       preference $4,570,510                           766,599              -
    LaTex Series B convertible preferred
    stock
       3,239,708 issued and outstanding at
       April 30, 1997; aggregate liquidation
       preference $5,245,370                         2,104,515              -
    Common stock issued and outstanding;
       17,982,068 and 31,209,408 at April
       30, 1997 and 1998, respectively              11,681,150     20,114,634
  Additional paid-in capital                         5,149,146      5,911,050
  Accumulated deficit                              (19,127,446)   (23,842,546)
  Treasury stock 953,099 and nil at April 30,
      1997 and April 30, 1998, respectively           (489,365)             -
                                                  ------------   ------------

      Total stockholders' equity                       84,599      2,183,138
                                                  ------------   ------------

Commitments and contingencies

                                                  $ 30,857,487   $ 34,760,120
                                                  ============   ============

          See accompanying notes to consolidated financial statements.

                    ALLIANCE RESOURCES PLC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
           YEAR ENDED JULY 31, 1996, NINE MONTHS ENDED APRIL 30, 1997
                         AND YEAR ENDED APRIL 30, 1998

                                                                   NINE MONTHS
                                                   YEAR ENDED         ENDED         YEAR ENDED
                                                 JULY 31, 1996   APRIL 30, 1997   APRIL 30, 1998
                                                 -------------   --------------   --------------
                                                 (AS RESTATED)
Revenues
  Oil and gas revenue                            $  11,979,982   $    5,698,490   $   10,209,881
  Crude oil and gas marketing                          540,156          146,381                -
                                                 -------------   --------------   --------------

     Total revenues                                 12,520,138        5,844,871       10,209,881
                                                 -------------   --------------   --------------

Operating expenses
  Lease operating expenses                           5,472,130        3,117,341        5,505,826
  Cost of crude oil and gas marketing                  133,455           15,798                -
  Cessation of overseas exploration                  3,446,795                -                -
  General and administrative expenses                2,893,146        3,481,003        3,363,885
  Depreciation, depletion, and amortization          3,510,814        1,541,415        2,598,066
  Loss on commodity derivatives                              -                -        1,128,000
                                                 -------------   --------------   --------------

     Total operating expenses                       15,456,340        8,155,557       12,595,777
                                                 -------------   --------------   --------------

Loss from operations                                (2,936,202)      (2,310,686)      (2,385,896)
                                                 -------------   --------------   --------------

Other income (expense):
  Equity in net losses and write-offs of                                                       -
     investments in affiliates                      (4,034,414)         (19,823)
  Interest expense                                  (2,829,700)      (2,102,933)      (2,573,646)
  Interest income                                      280,322           52,038           62,226
  Miscellaneous income (expense)                    (1,810,382)         ( 7,929)         132,951
  Gain on sale of assets                                     -                -           35,442
                                                 -------------   --------------   --------------

     Total other income (expense)                   (8,394,174)      (2,078,647)      (2,343,027)
                                                 -------------   --------------   --------------

Net loss                                           (11,330,376)      (4,389,333)      (4,728,923)

Preferred stock dividends                             (570,621)        (517,613)               -
                                                 -------------   --------------   --------------

Net loss for common shareholders                 $ (11,900,997)  $   (4,906,946)  $   (4,728,923)
                                                 =============   ==============   ==============

Basic loss per share for common shareholders     $        (.77)  $         (.30)  $         (.15)
                                                 =============   ==============   ==============

Weighted average number of shares outstanding       15,507,551       16,585,113       31,125,689
                                                 =============   ==============   ==============



          See accompanying notes to consolidated financial statements.

                    ALLIANCE RESOURCES PLC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
           YEAR ENDED JULY 31, 1996, NINE MONTHS ENDED APRIL 30, 1997
                         AND YEAR ENDED APRIL 30, 1998

                                                     COMMON STOCK           ADDITIONAL                                   TOTAL
                                  PREFERRED          ------------            PAID-IN      ACCUMULATED     TREASURY    STOCKHOLDERS'

                                    STOCK        SHARES      PAR VALUE       CAPITAL        DEFICIT         STOCK        EQUITY
                                    -----        ------      ---------       -------        -------         -----        ------
Balances at July 31, 1995,
 as previously reported          $ 2,268,733   16,233,381   $10,545,203    $ 4,532,470    $   (946,456)   $(399,106)  $ 16,000,844
Adjustment for the
 cumulative effect of
 retroactively applying full
 cost method of accounting
 for oil and gas
 exploration and
 development activities                    -            -             -              -      (1,373,047)           -     (1,373,047)

                                 -----------   ----------   -----------    -----------    ------------    ---------   ------------
Balances at July 31, 1995,
      as restated                  2,268,733   16,233,381    10,545,203      4,532,470      (2,319,503)    (399,106)    14,627,797
Issued for services                        -       85,981        55,853         22,272               -            -         78,125
Issued for debt of
 affiliate                                 -      123,641        80,317        (19,797)              -            -         60,520
Issued for litigation
 settlement                          200,607            -             -        299,393               -            -        500,000
Issued for dividends                 211,071            -             -        359,550        (570,621)           -              -
Purchase of treasury stock                 -            -             -              -               -      (90,259)       (90,259)

Net loss, as restated                      -            -             -              -     (11,330,376)           -    (11,330,376)

                                 -----------   ----------   -----------    -----------    ------------    ---------   ------------
Balances at July 31, 1996,
      as restated                  2,680,411   16,443,003    10,681,373      5,193,888     (14,220,500)    (489,365)     3,845,807
Issued for services                        -       85,986        55,857         44,143               -            -        100,000
Issued for employee bonus                  -    1,453,079       943,920       (415,795)              -            -        528,125
Issued for dividends                 190,703            -             -        326,910        (517,613)           -              -
Net loss                                   -            -             -              -      (4,389,333)           -     (4,389,333)
                                 -----------   ----------   -----------    -----------    ------------    ---------   ------------

Balances at April 30, 1997         2,871,114   17,982,068    11,681,150      5,149,146     (19,127,446)    (489,365)        84,599
Exchange of Preference
 Stock                            (2,871,114)   4,419,818     2,871,114              -               -            -              -
Cancellation of treasury
 stock                                     -     (953,099)     (619,132)       129,767               -      489,365              -
Issued for LaTex
 acquisition                               -    8,103,816     5,105,550     (1,066,211)              -            -      4,039,339
Acquisition of overriding
      royalty                              -    1,343,750       872,900      1,498,400               -            -      2,371,300
Exercise of Warrants                       -       56,805        37,148         12,852               -            -         50,000
Issued for services                        -      256,250       165,904        187,096               -            -        353,000
Foreign exchange                           -            -             -              -          13,823            -         13,823
Net loss                                   -            -             -              -      (4,728,923)           -     (4,728,923)
                                 -----------   ----------   -----------    -----------    ------------    ---------   ------------

Balance at April 30, 1998        $         -   31,209,408   $20,114,634    $ 5,911,050    $(23,842,546)   $       -   $  2,183,138
                                 ===========   ==========   ===========    ===========    ============    =========   ============

          See accompanying notes to consolidated financial statements.

                    ALLIANCE RESOURCES PLC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
           YEAR ENDED JULY 31, 1996, NINE MONTHS ENDED APRIL 30, 1997
                         AND JANUARY 31, 1997 AND 1998

                                                                        NINE MONTHS
                                                          YEAR ENDED       ENDED       YEAR ENDED
                                                           JULY 31,      APRIL 30,     APRIL 30,
                                                             1996           1997          1998
                                                             ----           ----          ----
                                                         (AS RESTATED)

Cash flows from operating activities:
    Net loss                                             $(11,330,376)  $(4,389,333)  $(4,728,923)
    Adjustments to reconcile net loss to net
     cash  provided by (used in) operating activities:
         Depreciation, depletion and amortization           3,510,814     1,541,415     2,598,066
         Amortization of deferred loan costs                  193,000       394,000       813,096
         Employee bonus                                             -       528,125             -
         Litigation settlement                                500,000             -             -
         Write-offs of investments in affiliates            4,034,414             -             -
         Cessation of overseas exploration                  3,446,795             -             -
         Gain on sale of assets                                     -             -       (35,442)

    Changes in assets and liabilities, net of
     effects from acquisition:
         Accounts receivable                                  203,155     1,204,903       487,427
         Due from related parties                             198,288       392,297             -
         Accrued expenses payable                             467,942      (169,319)      409,454
         Accounts payable                                   1,686,017     2,239,165    (4,032,763)
         Other assets                                         (40,290)      161,530        97,500
         Other liabilities                                    615,000       195,783      (792,554)
                                                         ------------   -----------   -----------
    Net cash provided by (used in) operating                3,484,759     2,098,566    (5,184,139)
         activities                                      ------------   -----------   -----------

Cash flows from investing activities:
    Proceeds from sale of property and equipment            3,984,491     1,573,625     5,729,300
    Purchases of property and equipment                    (3,899,198)     (350,322)   (2,407,162)
    Increase in accounts and notes receivable-other        (2,300,000)            -             -
    Decrease in accounts and notes receivable-other         1,032,500     1,273,320             -
    Effect of LaTex acquisition                                     -             -        15,181
    Deferred acquisition cost                                       -             -      (221,987)
    Advances to unconsolidated affiliates                    (326,334)            -             -
                                                         ------------   -----------   -----------
Net cash provided by (used in) investing activities        (1,508,541)    2,496,623     3,084,970
                                                         ------------   -----------   -----------


          See accompanying notes to consolidated financial statements.
                                                                       Continued

                    ALLIANCE RESOURCES PLC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
           YEAR ENDED JULY 31, 1996, NINE MONTHS ENDED APRIL 30, 1997
                         AND YEAR ENDED APRIL 30, 1998
                                  (CONTINUED)

                                                                           NINE MONTHS      YEAR
                                                             YEAR ENDED       ENDED         ENDED
                                                              JULY 31,       APRIL 30,     APRIL 30,
                                                                1996           1997          1998
                                                                ----           ----          ----
                                                            (AS RESTATED)

Cash flows from financing activities:
    Deferred loan and reorganization costs                   $  (137,186)  $  (401,208)   $ (385,680)
    Proceeds from notes payable                                6,233,192             -     2,770,340
    Payments on notes payable                                 (8,276,857)   (4,140,370)       50,000
    Purchase of Treasury stock                                   (90,259)            -             -
                                                             -----------   -----------    ----------
    Net cash provided by (used in) financing activities       (2,271,110)   (4,541,578)    2,434,660
                                                             -----------   -----------    ----------
    Net increase (decrease) in cash and cash equivalents        (294,892)       53,611       335,491
Cash and cash equivalents beginning of period                    314,229        19,337        72,948
                                                             -----------   -----------    ----------
Cash and cash equivalents end of period                      $    19,337   $    72,948    $  408,439
                                                             ===========   ===========    ==========
Supplemental disclosures of cash flow information:
    Cash paid during the period for interest                 $ 2,403,156   $ 1,623,985    $1,634,360
                                                             ===========   ===========    ==========
    Cash paid for income taxes                               $     5,275   $         -    $        -
                                                             ===========   ===========    ==========
Supplemental disclosure of noncash investing and
      financing activities:
    Common stock issued for services and bonus               $    78,125   $   562,500    $  353,000
    Preferred stock issued for litigation settlement             500,000             -             -
    Common stock issued to pay debt of                                               -             -
      unconsolidated affiliate                                    60,520
    Issuance of convertible loan notes                                 -             -       150,000
    Common stock issued on acquisition of LaTex                        -             -     4,039,339
    Common stock issued for overriding royalty                         -             -     2,371,300
    Convertible loan notes issued for overriding royalty               -             -     1,400,700

          See accompanying notes to consolidated financial statements.

                    ALLIANCE RESOURCES PLC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



(1)  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION AND BASIS OF PRESENTATION

     Alliance Resources Plc. ("Alliance" or "the Company") and its subsidiaries are engaged in the exploration, development and production of oil and gas and oil and gas marketing. Oil and gas production operations are currently conducted principally in Oklahoma, Texas, Louisiana, Mississippi and Alabama. Until the year ended July 31, 1996, exploration and development of oil and gas properties was carried on in Tunisia and Kazakhstan, C.I.S.

     Alliance is a London-based public limited company organized under the laws of England and Wales and its shares are listed on the London Stock Exchange. The Company prepares its statutory financial statements in accordance with U.K. law and U.K. generally accepted accounting principles. These financial statements are prepared in accordance with generally accepted accounting principles in the United States.

     On May 1, 1997, Alliance completed its acquisition of LaTex Resources, Inc. ("LaTex"), a US independent oil and gas exploration and production company. The acquisition resulted in the issue of 21,448,747 ordinary shares to the shareholders of LaTex compared to the 8,103,816 then outstanding. As a result, the LaTex shareholders had a controlling interest in the combined group and so for accounting and financial reporting purposes, LaTex is treated as having acquired Alliance ("Reverse Acquisition"). Accordingly, in the consolidated financial statements for the period beginning May 1, 1997, the assets and liabilities of Alliance are recorded at fair values while the assets and liabilities of LaTex and its subsidiaries are recorded at their historical costs as shown in LaTex's existing financial statements. The consolidated financial statements of Alliance for all financial periods to April 30, 1997, reflect the results of operations and
     assets and liabilities of LaTex and its subsidiaries.   Adjustments have
     been made to reflect, in those periods, the changes in the capital structure resulting from the acquisition and earnings per share has been restated on the basis of the number of Alliance shares which, based on the exchange ratio used in the acquisition, represents the weighted average number of LaTex common shares outstanding in the relevant period.

     In these financial statements the "Group" refers to Alliance and its subsidiaries for periods ending on or after May 1, 1997 and to LaTex Resources, Inc. and its subsidiaries for periods ending on or before April 30, 1997.

     CHANGE OF FISCAL YEAR END

     LaTex's fiscal year end was July 31 whereas that of Alliance was April 30. As a result, the fiscal year end changed from July 31 to April 30 effective April 30, 1997.

     FINANCIAL CONDITION

     Management had planned to consummate the acquisition of a 20 percent interest in certain undeveloped oil and gas properties in the East Irish Sea and Liverpool Bay areas ("the East Irish Sea Interests") which would have involved a satisfactory refinancing of the Group's borrowings. On July 30, 1998 the Board announced that financing for that transaction had not been raised and that the resolutions to approve the acquisition were not put to shareholders.

     Management's plans in the event that the acquisition and refinancing did not proceed, were to seek other transactions of a similar nature, restructure the existing credit facility or seek alternative forms of financing and to take such other steps as were necessary to allow the Group to meet its obligations as they fell due. It

                    ALLIANCE RESOURCES PLC. AND SUBSIDIARIES was envisaged that such steps would have included the continued reduction of the Group's overheads, deferral of elements of the recompletion programme and the disposition of oil and gas properties.

     Since July 30, 1998, management has reduced the Group's overheads through selective redundancies, has held discussions with Bank of America regarding the existing credit facility but has primarily been evolving alternative financing to allow the acquisition of part of the East Irish Sea Interests. Such alternative financing has been formulated and it is anticipated that proposals will be put to shareholders on or before October 31, 1998. This will also include a restructuring of the existing credit facility. Management believe that the satisfactory completion of this transaction will provide the Group with financing which will allow it to meet its obligations as they fall due.

     Management is mindful of the Group's financial condition should this transaction not be consummated. The existing credit facility with Bank of America requires monthly repayments of $325,000 to commence on October 31, 1998 with the balance remaining outstanding on March 31, 2000 being repayable in full on that date. The Group's operating cash flow will not be sufficient to meet its obligations under the existing credit facility and, given the passage of time and the concentration of management's efforts on achieving the acquisition outlined above, it may not be possible to take the necessary steps, which might include property dispositions, to allow the Group to meet its obligations in a timely manner.

     In the event that the proposed acquisition of part of the East Irish Sea Interests and related refinancing is not consummated management will seek to restructure the existing credit facility. There is, however, no guarantee that a successful refinancing will be achieved in a timely manner if at all.

     REPORTING CURRENCY

     The current operations are in the oil and gas industry in the United States and are conducted through subsidiaries, LaTex Resources, Inc., Alliance Resources (USA) Inc. and Source Petroleum Inc. Transactions are conducted primarily in US dollars. As a result, the directors consider that the US dollar is the functional currency of the Group and the Group's consolidated financial statements have been prepared in US dollars.

     CONSOLIDATION

     The consolidated financial statements comprise the financial statements of the Company and all other companies in which the Group's holding exceeds 50 percent. Transactions and balances between group companies are eliminated on consolidation.

     EARNINGS PER SHARE

     Basic loss per share has been computed by dividing the net loss attributable to common shareholders by the weighted average number of common shares outstanding during the period.

     The effect of potential common shares (warrants, options and convertible subordinated unsecured loan notes) is anti-dilutive. Accordingly, diluted loss per share is not presented.

     FOREIGN CURRENCY TRANSLATION

     The financial statements of companies of the Group whose functional currency is not US dollars are translated for consolidation purposes at the rate of exchange ruling at the balance sheet date. Exchange differences arising on the retranslation of net assets are taken directly to stockholders' equity.

                    ALLIANCE RESOURCES PLC. AND SUBSIDIARIES

     In the underlying financial statements, transactions with third parties are translated into the functional currency at the exchange rate prevailing at the date of each transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into US dollars at the exchange rate prevailing at the balance sheet date. Any exchange gain or loss is dealt with through the consolidated statement of operations.

     The Group's share capital is denominated in sterling and for the purposes of the consolidated financial statements, is translated into US dollars at the rate of exchange at the time of its issue.

     REVENUES

     Revenues represents income from production and delivery of oil and gas, recorded net of royalties in kind. The Group follows the sales method of accounting for gas imbalances. A liability is recorded only if the Group's excess takes of gas volumes exceed its estimated recoverable reserves from the relevant well and no receivable is recorded where the Group has taken less than its entitlement to gas production.

     OIL AND GAS INTERESTS

     The Group follows the full cost method of accounting for oil and gas operations whereby all costs of exploring for and developing oil and gas reserves are capitalized as tangible fixed assets. Such costs include lease acquisition costs, geological costs, the costs of drilling both productive and non-productive wells, production equipment and related overhead costs. Capitalized costs, plus estimated future development costs are accumulated in pools on a country-by-country basis and depleted using the unit-of-production method based upon estimated net proved reserve volumes. Reserve volumes are combined into equivalent units using approximate relative energy content.

     Costs of acquiring and evaluating unproved properties and major development projects are excluded from the depletion calculation until it is determined whether or not proved reserves are attributable to the properties, the major development projects are completed, or impairment occurs, at which point such costs are transferred into the pool.

     Proceeds from the sale or disposal of properties are deducted from the relevant cost pool except for sales involving significant reserves where a gain or loss is recognized.

     The Group performs a "ceiling test" calculation in line with industry practice. Costs permitted to be accumulated in respect of each cost pool are limited to the future estimated net recoverable amount from estimated production of proved reserves. Future estimated net recoverable amounts are determined after discounting and using prices and cost levels at the balance sheet date.

     Provision is made for abandonment costs net of estimated salvage values, on a unit-of-production basis, where appropriate.

                    ALLIANCE RESOURCES PLC. AND SUBSIDIARIES

     DEPRECIATION OF OTHER FIXED ASSETS

     Other tangible fixed assets are stated at cost less accumulated depreciation. Depreciation is provided on a straight line basis to write off the cost of assets, net of estimated residual values, over their estimated useful lives as follows:

                         Fixtures and equipment   -    3 to 7 years
                         Buildings                -    30 years

     DEFERRED TAXATION

     Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statement of operations in the period that includes the enactment date.

     JOINT VENTURES

     The Group's exploration, development and production activities are generally conducted in joint ventures with other companies. The consolidated financial statements reflect the relevant proportions of turnover, production, capital expenditure and operating costs applicable to the Group's interests.

     The effects of redeterminations of equity interests in joint ventures are accounted for when the outcome of the redetermination is known.

     LEASES

     Rentals under operating leases are charged to the consolidated statement of operations on a straight line basis over the lease term.

     DEBT ISSUANCE COSTS

     Debt issuance costs are initially capitalized as intangible assets and are amortized over the term of the debt to which they relate.

     DERIVATIVES

     Changes in value of financial instruments, utilized to hedge commodity price and interest rate risk are recognized in the consolidated statement of operations when the underlying transactions are recognized. Changes in value of financial instruments which do not meet the criteria to be treated as a hedge of an underlying risk are recognized in the consolidated statement of operations as they occur.

     The Group's criteria for a derivative instrument to qualify for hedge accounting treatment are as follows:

          -- the timing or duration, quantum and characteristics of the underlying exposure must have been identified with reasonable certainty;

                    ALLIANCE RESOURCES PLC. AND SUBSIDIARIES

          -- changes in the value of the derivative must correlate to a high degree with changes in the present value of the exposure under a wide range of possible circumstances;

          -- the derivative has been designated as a hedge or is a synthetic alteration of a specific asset, liability or anticipated transaction; and

          -- the derivative instrument either: (a) reduces exposure of net income or cash flow to fluctuations caused by movements in commodity prices, currency exchange rates or interest rates, including fixing the cost of anticipated debt issuance; or (b) alters the profile of the group's interest rate or currency exposures, or changes the maturity profile of the investment portfolio, to achieve a resulting overall exposure in line with policy guidelines.

     For any termination of derivatives receiving hedge accounting treatment, gains and losses are deferred when the relating underlying exposures remain outstanding and are included in the measurement of the related transaction or balance. In addition, upon any termination of the underlying exposures, the derivative is marked-to-market and the resulting gain or loss is included with the gain or loss on the terminated transaction. The Group may re-designate the remaining derivative instruments to other underlying exposures provided the normal criteria are all met.

     CASH FLOW STATEMENT

     For the purposes of the consolidated statement of cash flows, the Group treats all investments with an original maturity of three months or less to be cash equivalents.

     STOCK AWARDS

     The Group follows the intrinsic value method of accounting for common stock options and awards to employees.

     ACCOUNTING ESTIMATES

     In the course of preparing financial statements, management makes various assumptions and estimates to determine the reported amounts of assets, liabilities, revenue and expenses and in relation to the disclosure of commitments and contingencies. Changes in these assumptions and estimates will occur as a result of the passage of time and the occurrence of future events and, accordingly, the actual results could differ from the amounts estimated.

     BUSINESS SEGMENTS

     The Group adopted Financial Accounting Standard (FAS) 131 "Segment Disclosures and Related Information" during the year ended April 30, 1998. Prior to April 30, 1997 the Group sold a portion of its oil and gas production volumes through its oil and gas marketing subsidiary although the operations and net assets of that subsidiary were not separately managed. The Group considers itself to be involved in one business activity and does not meet the criteria established by FAS 131. Accordingly, information regarding marketing activities has not been included for any periods presented.

     COMPARATIVE FIGURES

     Certain comparative figures have been restated to conform to the current basis of presentation.

                    ALLIANCE RESOURCES PLC. AND SUBSIDIARIES

(2)  ACQUISITION OF LATEX

     On May 1, 1997, Alliance, completed its acquisition of LaTex, whereby a newly formed wholly-owned subsidiary of Alliance merged with and into LaTex with LaTex being the surviving corporation for accounting purposes. In consideration the shareholders and warrant holders of LaTex received an aggregate of 21,448,787 shares of Alliance, par value (pounds) 0.40 per share (the "New Alliance Shares") and warrants to purchase an additional 1,927,908 New Alliance Shares.

     As a result, after giving effect to a 40-to-1 reverse stock split of the Alliance ordinary shares, each shareholder of LaTex on May 1, 1997, received 0.85981 of a New Alliance Share for each share of the LaTex's common stock, 2.58201 new Alliance shares for each share of the LaTex's Series A preferred stock then held, 6.17632 New Alliance Shares for each share of LaTex's Series B preferred stock then held, and a warrant to purchase 0.85981 of a New Alliance Share for each share of LaTex's Common Stock subject to warrants.

     The purchase price has been arrived at as follows:


       Value of 8,103,816 Alliance shares outstanding    $4,039,339
       Acquisition costs                                    871,000
                                                         ----------
                                                         $4,910,339
                                                         ==========


     The value of the Alliance shares outstanding has been arrived at by using the share price of LaTex at the time of announcement of the acquisition adjusted by the exchange ratio.

     Transaction costs incurred by Alliance reduced the fair value of Alliance's monetary assets and liabilities at the date of the acquisition.

     The fair value of the assets and liabilities of the acquired business at the effective date of acquisition is as follows:

       Cash                                              $ 1,460,555
       Other current assets                                  480,045
       Other assets                                          202,253
       Oil and gas assets                                  5,268,929
       Other fixed assets                                    253,386
       Debt                                                  (85,420)
       Other liabilities and provisions                   (2,669,409)
                                                         -----------
                                                         $ 4,910,339
                                                         ===========

     In connection with the acquisition, Alliance issued to Bank of America 156,250 Alliance Shares and convertible subordinated unsecured loan notes of (Pounds)93,519 convertible into 115,456 Alliance Shares to settle fees of $200,000 and $150,000 payable upon restructuring of LaTex's bank debt. In addition the Company has conditionally agreed to issue 116,895 Shares to Rothschild Natural Resources, LLC in settlement of outstanding fees of $150,000.

                    ALLIANCE RESOURCES PLC. AND SUBSIDIARIES

     Under the terms of the Alliance Merger Agreement effective May 1, 1997, LaTex disposed of its interest in its unconsolidated affiliates, Wexford and Imperial, and its interests in its wholly-owned subsidiaries LaTex Resources International, Inc. and Phoenix Metals, Inc. (See notes 6 and
     14).

     Alliance has also issued 1,343,750 Alliance Shares, convertible subordinated unsecured loan notes of (Pounds)873,281 convertible into 1,078,125 Alliance Shares and 1,210,938 warrants to Bank of America in exchange for an overriding royalty interest in most of LaTex's properties held by Bank of America.

     The purchase price was allocated to oil and gas properties and has been arrived at as follows:

       Value of 1,343,750 ordinary shares and warrants issued        $2,371,300
       Value of convertible subordinated unsecured loan note issued   1,400,700
                                                                     ----------
                                                                     $3,772,000
                                                                     ==========

(3)  ACCOUNTING CHANGE

     Effective August 1, 1996, the Group changed its method of accounting for oil and gas exploration and development activities from the "successful efforts" method to the "full cost" method. The Group believes the full cost method more properly reflects the economic facts associated with the discovery and development of oil and gas reserves in the circumstances of the enlarged Group and allows for better comparability with similar companies which tend to use this method. Consolidated financial statements for all prior periods have been restated to apply the new accounting method retroactively. The effects of the accounting change on the year ended July 31, 1996 and the nine months ended April 30, 1997 are as follows:

                                                                        NINE MONTHS
                                                       YEAR ENDED          ENDED
                                                     JULY 31, 1996     APRIL 30, 1997
                                                     -------------     --------------
Increase (decrease) in:
   Oil and gas properties (cost) (at period end)     $   114,967       $     648,723
                                                       =========          ==========
   Net loss                                          $ 1,099,593       $  (2,373,358)
                                                       =========          ==========
   Basic loss per common share                       $       .07       $       (0.14)
                                                       =========          ==========


     The balance of the consolidated accumulated deficit (net of income taxes) for each period presented has been adjusted for the effect of retroactively applying the full cost method.

(4)  FINANCIAL INSTRUMENTS

     The carrying value of cash and cash equivalents, accounts receivables and accounts payable approximate the estimated fair value of those financial instruments due to their short maturities. The estimated fair value of the interest rate swap agreement, based on current market rates, approximated a net payable of $468,834 at April 30, 1997 and $445,767 at April 30, 1998.
     The estimated fair value of the commodity derivative instruments approximates net payable of $1,017,816 at April 30, 1997 and a net receivable of $409,395 at April 30, 1998. The carrying value of long-term debt approximates to the fair value, as advised by the Group's bankers.
     See note 16.

                    ALLIANCE RESOURCES PLC. AND SUBSIDIARIES

     Fair value is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties.

(5)  INVESTMENTS

     The Group acquired 32.3% of Wexford Technology, Incorporated ("Wexford")
     through a series of transactions culminating in May 1994.   During fiscal
     1996, the Group recorded a charge to operations of $2,270,102 to write off its investment. The Group owned 12% of common stock of Imperial Petroleum, Inc. ("Imperial") and certain officers, directors and employees of the Group owned 28.8%. During fiscal 1996, the Group recorded a charge to operations of $1,764,312 to write off this investment. Such write-offs also included advances made to the two companies.

     Wexford and Imperial are both development stage enterprises that are seeking capital infusion to complete their facilities and achieve commercial operations. Neither Wexford nor Imperial have been able to raise additional debt or equity capital and the Group did not guarantee any of their liabilities. Further, there can be no assurance, assuming Wexford and Imperial successfully raise additional funds or enter into a business alliance, that they will achieve commercial operation or positive cash flow. As a result, as noted, above the Group wrote off its investments in these affiliates.

     In connection with the acquisition of LaTex, the Group entered into an agreement to dispose of its interests in Wexford and Imperial. (See notes 2 and 14)

(6)  INCOME TAXES

     Income taxes different from the amounts computed by applying the U.S. federal tax rate of 34% as a result of the following (in thousands):

                                                       NINE MONTHS
                                         YEAR ENDED       ENDED      YEAR ENDED
                                          JULY 31,      APRIL 30,     APRIL 30,
                                            1996          1997          1998
                                            ----          ----          ----
                                        (As restated)

 Computed expected tax benefit               $(3,852)      $(1,492)     $(1,608)
 Increase in valuation allowance for           4,218         1,301        6,792
    deferred tax, assets
 Net Operating losses acquired                     -             -       (5,513)
 Other                                          (366)          191          329
                                             -------       -------      -------
 Actual income tax expense (benefit)         $     -       $     -      $     -
                                             =======       =======      =======

                    ALLIANCE RESOURCES PLC. AND SUBSIDIARIES

     The tax effects of temporary differences that give rise to significantportions of the deferred tax assets and liabilities are presented below in thousands:

                                                      1997      1998
                                                    --------  ---------
      Total deferred tax liabilities -
         Property, plant and equipment              $   498   $  1,754
                                                    -------   --------
      Deferred tax assets:
         Net operating and other loss carryovers      7,266     15,473
         Investment write-downs                         917        917
         Percentage depletion carryforward              390        390
         Accrued expenses not deductible
             until paid                                 378        219
                                                    -------   --------
      Total deferred tax assets                       8,951     16,999
         Valuation allowance                         (8,453)   (15,245)
                                                    -------   --------
      Net deferred tax assets                           498      1,754
                                                    -------   --------
      Net deferred tax asset (liability)            $     -   $      -
                                                    =======   ========


     In the year ended April 30, 1998, the valuation allowance increased by $5,513,000 resulting from net operating loses attributable to Alliance at the date of acquisition by LaTex.

     A valuation allowance is required when it is more likely than not that all or a portion of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets is dependent upon future profitability. Accordingly, a valuation allowance has been established to reduce the deferred tax assets to a level which, more likely than not, will be realized.

     The Group has net operating loss carryovers to offset future taxable earnings of approximately $45,510,000. If not previously utilized, the net operating losses will expire in varying amounts from 2004 to 2013.

(7)  LONG-TERM DEBT

     Long-term debt at April 30, 1997 and April 30, 1998 was as follows:

                                              1997           1998
                                              ----           ----

     Borrowing under Credit Agreement     $18,095,497    $21,066,762
       Less current maturities                      -     (2,275,000)
                                          -----------    -----------
                                          $18,095,497    $18,791,762
                                          ===========    ===========

     Prior to May 1, 1997, the Group's debt agreement contained certain covenants, including but not limited to maintaining a positive current ratio of 1.0, excluding the current portion of long-term debt, maintaining a minimum tangible net worth of $10,000,000, maintaining a minimum cash or cash equivalents balance of $500,000 and maintaining working capital of at least $500,000. The Group was not in compliance with certain covenants at July 31, 1996 and the bank had not waived the requirements and so debt was classified as a currently liability at that date. The Group was not in compliance with the current ratio, cash equivalent, minimum tangible net worth, and working capital covenants at April 30, 1997 and was operating under a "forbearance" agreement which together with the Alliance Credit Agreement mentioned below allowed the debt to be classified as long term. The "forbearance" agreement expired on April 30, 1997.

                    ALLIANCE RESOURCES PLC. AND SUBSIDIARIES

     A subsidiary of Alliance entered into a Credit Agreement (the "Alliance Credit Agreement") with the Bank of America effective May 1, 1997, amending and restating the Group's previous credit agreement. Under the Alliance Credit Agreement principal payments are suspended until October 31, 1998. However, cash flows generated by the Group in excess of amounts shown in the business plan that formed the basis of negotiation with Bank of America will be used to reduce outstanding principal indebtedness. The maturity date of the line of credit remains March 31, 2000. Substantially all of the existing security for the outstanding indebtedness remains in place.
     As additional security, the Bank of America received mortgages on substantially all of Alliance's producing oil and gas properties and pledges of the stock of Alliance's subsidiaries.

     The Alliance Credit Agreement contains certain covenants, which include, but are not limited to, maintenance of a current ratio of .35 to 1 during the period commencing on May 1, 1997 and ending on April 30, 1998. The Group has not timely filed with the Bank of America copies of the required financial filings covering the nine month period ended April 30, 1997. The Bank of America has agreed to waive compliance with the covenant for these outstanding filings.

     A portion of the borrowings under the Alliance Credit Agreement bears interest, payable monthly, at a rate equal to the higher of the Bank of America Reference Rate plus 1% and the Federal Funds Rate plus 1-1/4%. Another portion of the borrowings bears interest, payable monthly, at a rate equal to the London Interbank Offered Rate plus 2%. The rate at April 30, 1998 was 7.875%. The note matures on March 31, 2000. Amounts outstanding are secured by mortgages which cover the majority of the Group's oil and gas properties.

     The contractual maturities of long term debt as at April 30, 1998 are as follows:

                Year ending April 30, 1999    $ 2,275,000
                                      2000     18,791,762

(8)  SAVINGS AND PROFIT SHARING PLAN

     The Group maintains an employee savings and profit sharing plan (the Plan) which covers substantially all of its employees. The Plan is comprised of a 401(k) saving portion and a noncontributory defined contribution portion. Employees are qualified to participate after approximately one year of service. Participating in the 401(k) plan is voluntary, and the Group matches contributions up to four percent of the employees' salary at a rate of 33 1/3 percent of the employee's contribution. Employees are allowed to contribute the maximum amount allowed by Internal Revenue Code each year, subject to nondiscrimination rules.

     The noncontributory defined contribution portion of the Plan allows the Group to share annual profits with employees. Annual payments to the Plan are elective. Management elected to make no contributions to the Plan for the year ended July 31, 1996, the nine months ended April 30, 1997 and the year ended April 30, 1998. The Group is under no obligation to make contributions to the Plan in the future.

(9)  CAPITAL STOCK

     On May 1, 1997, the Company's share capital was consolidated such that every 40 ordinary shares of 1 pence each were consolidated into 1 ordinary share of 40 pence. All prior capital stock amounts have been restated to reflect this reverse stock split. At the same date, the Company issued 21,448,747 ordinary shares of 40 pence each to the holders of the issued ordinary shares and preference shares of LaTex outstanding at that date.

                    ALLIANCE RESOURCES PLC. AND SUBSIDIARIES

     For the periods ended on or before April 30, 1997, in these consolidated financial statements, the share capital reflects the Alliance shares issued on May 1, 1997 as though issued at the date of issue of the LaTex shares for which Alliance shares were exchanged. The Alliance shares issued in exchange for preference shares in LaTex are treated as preference shares up to the date of exchange from which time they have been treated as equity shares.

     The Series A Convertible Preferred Stock (i) paid annual dividends at the rate of $0.07 per share payable quarterly in cash (or, if payment of cash dividends was prohibited by the senior lender, payable in additional shares of Series A Convertible Preferred Stock), (ii) had no voting rights except as otherwise required under Delaware law, (iii) had a liquidation preference over shares of Common Stock of $3.87 per share plus accrued and unpaid dividends, (iv) was convertible by the holder into shares of Common Stock at a conversion price of $1.29 per share, and (v) had piggyback registration rights in the event of a registered public offering of Common Stock. The aggregate liquidation preference of Series A Convertible Preferred Stock at April 30, 1997 was $4,570,510.

     The Series B Convertible Preferred Stock (i) paid annual dividends at the rate of $0.19 per share payable quarterly in cash (or, if payment of cash dividends was prohibited by the senior lender, payable in additional shares of Series B Convertible Preferred Stock), (ii) had no voting rights except as otherwise required under Delaware law, (iii) had a liquidation preference over shares of Series A Convertible Preferred Stock and Common Stock of $1.62 per share plus accrued and unpaid dividends, and (iv) was convertible by the holder into shares of Common Stock at an initial conversion price of $0.24 per share, subject to adjustment from time to time to prevent dilution. By separate agreement, the Group granted certain demand registration rights and piggyback registration rights in the event of a registered public offering of its Common Stock. The aggregate liquidation preference of the Series B Convertible Stock at April 30, 1997 was $5,245,370.

     During the period under review, LaTex held stock in treasury. The total common stock in treasury at the date of acquisition by Alliance was 953,099 shares. No Alliance shares were issued in exchange for those treasury shares and, as LaTex became a wholly-owned subsidiary of Alliance, these treasury shares have been treated as having been canceled.

     During the nine months ended April 30, 1997, 85,981 shares were taken into treasury in return for the transfer of the Group's interests in two affiliates and two subsidiaries. As the carrying amounts of the companies was nil, no consideration has been recorded for these shares.

     Preferred Stock activity during the periods indicated follows:

                                    ALLIANCE COMMON STOCK
                                    ---------------------
                                        REPRESENTING:
                                        -------------
                                     SERIES A   SERIES B
                                     --------   --------
       Balance at July 31, 1996      1,161,460  2,964,787
         Issued for dividends           18,650    274,921
                                     ---------  ---------
       Balance at April 30, 1997     1,180,110  3,239,708
                                     =========  =========

(10) STOCK OPTIONS

     Effective October 21, 1996, each holder of options granted under the Group's 1993 Incentive Stock Plan agreed to terminate all options held and receive grants of 1,690,000 Restricted shares of LaTex Common Stock which, on May 1, 1997, was exchanged for Alliance shares. The Group recognized an employee

                    ALLIANCE RESOURCES PLC. AND SUBSIDIARIES bonus of $528,125 related to this transaction based on the market value of LaTex's stock on the date of grant. No tax gross up rights were granted in connection with the issue of the Restricted Stock.

     Since May 1, 1997, the Group operates two employee share option schemes. Both schemes have similar terms, the principal terms being:

     --  any director or employee may be granted options over Shares;

     -- the subscription price will be no less than market price at the date of grant;

     -- options granted to an individual are limited such that the aggregate market value of shares subject to option taken together with the aggregate market value of shares which have been acquired under rights granted under the schemes in the previous ten years does not exceed four times cash salary;

     -- the exercise of options may be subject to performance tests. Ordinary options (exercisable after three years) may be subject to attainment of a specified profit level or performance. Long term options (exercisable after 5 years) may be subject to growth in earnings per share over the immediately preceding five years matching or exceeding growth in earnings per share of the companies ranked in the top 25 of the FTSE-100 share index.

     A summary of the status of the share option schemes is as follows:

                                         WEIGHTED AVERAGE
                                SHARES    SERVICE PRICE
     As at May 1, 1997                -            -

     Granted                    675,000     24.5 pence

     On acquisition of LaTex    237,500      80 pence
                                -------

     As at April 30, 1998       912,500     38.9 pence
                                =======

     No performance tests have been set for any of the above options.

     The Group's accounting policy for compensation cost is in line with Accounting Principles Board Opinion 25. Accordingly, compensation cost has not been recognized for share option plans except to deal with any discounts on option exercise prices, compared with market prices at the measurement date. For the year ended April 30, 1998, had compensation costs been charged against income based on the fair value at the grant-dates for awards under the share option plans, consistent with Statement of Financial Accounting Standards No. 123, the net loss and net loss per share would not have been materially different. This was determined using the Black Scholes option pricing model utilizing the following assumptions:

          Risk free interest rate               6%
          Expected life                         10 years
          Volatility                            14%

     No equivalent information is provided in respect of earlier periods in view of the cancellation of all outstanding awards in the year ended July 31, 1996.

                    ALLIANCE RESOURCES PLC. AND SUBSIDIARIES

     At April 30, 1998, the Company also had outstanding 50,000 options to purchase shares at 300 pence per share which have been issued other than pursuant to the employee share options schemes.

(11) WARRANTS

     On May 1, 1997 the Company issued warrants to subscribe for 1,927,908 common shares of 40 pence each in exchange for the then outstanding warrants to subscribe for common shares in LaTex. For periods ended on or before April 30, 1997, the warrants outstanding reflect the Alliance warrants issued on May 1, 1997, as though issued at the date of issue of the LaTex warrants for which the Alliance warrants were exchanged.

     In addition warrants to subscribe for 1,210,938 Common Shares were issued to Bank of America as part consideration for the acquisition of the overriding royalty interest (see note 2).

     Warrants to purchase 1,927,908 and 2,916,527 common shares were outstanding at April 30, 1997 and 1998, respectively. The warrants expire at various dates ranging from November 1998 to May 2007, at prices ranging from $.87 to $4.94.

(12) CONVERTIBLE SUBORDINATED UNSECURED LOAN NOTES

     At April 30, 1998 the Group had outstanding loan notes convertible into 1,193,581 common shares of which loan notes convertible into 1,078,125 common shares were issued in part consideration for the acquisition of the overriding royalty interest amounting to $1,400,700 (see note 2) and loan notes convertible into 115,456 common shares were issued to settle restructuring and arrangement fees of $150,000 in connection with the LaTex acquisition. The loan notes, which are non interest bearing, are convertible by the holders (on the payment of a nominal cash consideration) any time up to ten years following their date of issue. They are convertible in the following six months on like terms at the option of the Company. Any loan notes not converted prior to the date ten years and six months from issue will be repaid on that date at an amount equal to twice the amount paid up on the notes.

(13) CONTINGENCIES AND COMMITMENTS

     On October 7, 1994, Northern Natural Gas Company ("Northern") filed a lawsuit against the Group alleging that the Group had breached two transportation service agreements dated December 1, 1990, between Northern and Panda Resources, Inc. (Panda), a former wholly-owned subsidiary of the Group. On June 6, 1996, Northern and the Group entered into a settlement agreement pursuant to which (a) the Group issued to Northern 50,000 shares of LaTex's Series B Senior Convertible Preferred Stock at fair market value of $500,000, and (b) the Group agreed to pay Northern $465,000 in installments of $50,000 by June 21, 1996, $150,000 by May 1, 1997, $125,000
     by May 1, 1998, and $140,000 by May 1, 1999. An agreed judgment was entered in the case, but Northern has agreed not to seek to enforce the judgment unless the Group defaults in its payment obligations. Once the required payments have been made, Northern has agreed to execute a release of the judgment. These amounts have been reflected in the Group's consolidated financial statements in the year ended July 31, 1996.

     On November 17, 1994, Associated Storage Corporation ("Associated") filed a lawsuit against the Group alleging that the Group had breached a July 21, 1993 agreement between Associated and the Group. On May 15, 1997, Associated and the Group entered into a settlement agreement pursuant to which the Group agreed to pay $100,000 in twelve monthly installments. These amounts have been reflected in the Group's consolidated financial statements in the nine months ended April 30, 1997.

                    ALLIANCE RESOURCES PLC. AND SUBSIDIARIES

     In connection with the sale of Panda, the Group became a party to disputes between Torch Energy Marketing, Inc. ("Torch"), Nuevo Liquids, Inc. ("Nuevo") and Panda. On December 7, 1995, the Group entered into a settlement agreement (the "Settlement") to settle all matters related to the sale and the related litigation. Pursuant to the Settlement, the Group agreed to pay to Torch and Nuevo (a) $20,000 on December 7, 1995, and an additional $30,000 over the course of 90 days following execution of the Settlement, and (b) to pay $50,000 within one year of the Settlement, an additional $50,000 within two years of the Settlement, and an additional $150,000 within three years of the Settlement, together with interest in the amount of $36,000. These amounts have been reflected in the Group's consolidated financial statements. To secure its obligation under the Settlement, the Group stipulated in an agreed judgment that it would be liable in the amount of $1,000,000 (less any amounts paid pursuant to the Settlement) upon the Group's default of its obligation under the Settlement. In addition, the Group agreed to assume and indemnify Panda and Torch against all obligations and amounts owed under a May 2, 1989 agreement between Panda and Northern relating to the transportation of natural gas through a facility located in Dewey County, Oklahoma. Pursuant to this indemnification, the Group has been asked to indemnify Torch with respect to claims brought against it by Northern in a lawsuit filed March 7, 1996, as more fully discussed below.

     On March 7, 1996, Northern filed a lawsuit against Torch Energy Advisors, Inc. ("Torch") for alleged breach of a May 2, 1989 agreement (the "Dewey County Contract") between Torch, Panda and Northern relating to the transportation of natural gas through a facility located in Dewey County, Oklahoma. The Group has assumed the defense of this matter pursuant to the indemnification agreement entered into as part of the December 7, 1995, settlement among Torch, Panda and the Group discussed above. Northern contended that Panda failed to transport the required volumes. Northern sued Torch under a written guaranty agreement and has claimed that Torch denuded the assets of Panda and is therefore liable for the debts of Panda. On March 23, 1998, the Group agreed to execute a promissory note for $150,000 plus accrued interest to Northern Natural Gas Company in consideration for Northern's agreement not to sue the Group. Provision for this settlement had been made in the consolidated financial statements for the nine months ended April 30, 1997.

     As at the date of these financial statements, the Group has made all required payments under the above settlements on a timely basis.

     Germany Oil Company (a wholly owned subsidiary) was named as a defendant in three wrongful death actions which were settled during the year ended April 30, 1998. The Group's liability insurance was adequate to cover the loss.

     On September 12, 1996 Alliance received a writ from Best Royalties Plc claiming $186,368 and a declaration that Best Royalties Plc is entitled to a sum equal to 40 percent of Alliance Resources (USA), Inc.'s net cash proceeds received from the Arrowhead No. 1 well (and payment of such sum). Alliance denies the claim and is vigorously defending this matter.

     On March 9, 1998 Alliance filed a lawsuit in Louisiana, USA alleging malpractice against a law firm of Baldwin & Haspel, LLC, for acts and omission in certain property and securities transactions during the period June 1994 to October 1996. The total amount of Alliance's claim has not yet been ascertained.

     On April 8, 1998, Union Pacific Resources Company ("UPRC") filed a lawsuit in the District Court of Denver, Colorado against Germany Oil Company alleging breach of contract arising out of oil and gas property in Cheyenne County, Colorado. Germany Oil Company filed an answer and counterclaim on May 18, 1998, vigorously denying the allegation and alleging breach of contract, breach of fiduciary duty, conversion and other related claims. The total amount of the claims will be determined at trial.

                    ALLIANCE RESOURCES PLC. AND SUBSIDIARIES

     On April 17, 1998, UPRC filed a lawsuit in the District Court of Tarrant County, Texas against Germany Oil Company alleging breach of contract arising out of oil and gas property in Crockett County, Texas and claiming damages of approximately $351,000. Germany Oil Company intends to vigorously defend the claim and counterclaim for breach of contract, breach of fiduciary duty, and other related claims.

     In addition to the aforementioned litigation, the Group is a named defendant in lawsuits, and is subject to claims of third parties from time to time arising in the ordinary course of business. While the outcome of lawsuits or other proceedings and claims against the Group cannot be predicted with certainty, management does not expect these additional matters to have material adverse effect on the financial position or results of operations or liquidity of the Group.

     The Group leases office space and certain property and equipment under various lease agreements. As of April 30, 1998, future minimum lease commitments were approximately as follows:

                 Year Ending April 30
                ----------------------
                         1999            $158,970
                         2000             193,701
                         2001             196,905
                         2002             200,098
                         2003             203,301
                         2004              16,964

     Rent expense under all operating leases was $175,470, $160,780, and $235,732 during the year ended April 30, 1998, the nine months ended April 30, 1997, and the year ended July 31, 1996, respectively.

     The Company announced on April 29, 1998 that it is in discussions which may, or may not, lead to the acquisition of a minority interest in certain United Kingdom gas interests. Such acquisition would be classified as a reverse takeover under The Rules of the London Stock Exchange and accordingly subject to Alliance Resources PLC shareholders approval. Accordingly on April 29, 1998 the London Stock Exchange, at the Company's request, temporarily suspended the listing of the Company's ordinary shares pending shareholders approval of the acquisition. The Company is currently in discussions with various parties regarding financing arrangements to allow for the completion of the acquisition. These discussions include potential revisions to the existing Credit Agreement with Bank of America to provide the Company with additional funding and liquidity until completion of the acquisition.

(14) RELATED PARTY TRANSACTIONS

     The Group from time to time has made loans to certain officers, directors and stockholders. During the nine months ended April 30, 1997, the board of directors forgave $391,218, of notes and accrued interest, due from directors and former officers of the Group. This amount is included in general and administrative expenses.

     Under the terms of the acquisition of LaTex by Alliance, the Group disposed of its interests in Wexford and Imperial, and its interests in its wholly-owned subsidiaries LaTex Resources International, Inc. (LaTex Resources International) and Phoenix Metals, Inc. (Phoenix Metals) to Imperial for 85,981 shares of Common Stock. Imperial is controlled by the former president of LaTex. A fairness opinion was obtained from the investment banking firm of Wood Roberts, Inc. (WRI) a company controlled by John R. Martinson, a Director, concluding that the transaction was fair to the Group's stockholders. The Common Stock is included in Treasury Stock at April 30, 1997.

                    ALLIANCE RESOURCES PLC. AND SUBSIDIARIES

     The Group was previously a party to an agreement with WRI, pursuant to which WRI acted as a financial advisor to the Group. Under the agreement, the Group agreed to pay WRI a success fee in connection with any merger or acquisition involving a party introduced to the Group by WRI, and any financing facility arranged by WRI. In addition, the Group has issued to WRI six year common stock purchase warrants to purchase 460,858 shares at $.87 per share, of which 374,877 and 318,072 are outstanding as of April 30, 1997 and January 31, 1998, respectively. As of March 4, 1996, the financial advisor agreement between the Group and WRI was terminated by agreement of the parties. By separate agreement, the Group agreed to pay WRI a fee of $240,000 upon acquisition of LaTex by Alliance and a fee equal to 0.5% of the amount of any credit facility obtained by the Group from a bank or other financial institution introduced by WRI in order to refinance its indebtedness to its principal lender (or 85,986 shares of Common Stock). This fee ($100,000) was settled by issue of the Common Stock which is included in the stock outstanding at April 30, 1997.

     During the year ended April 30, 1998, the Company received $123,000 of proceeds from the sale of 10,351,966 shares in the Company which had previously been owned by Mr. John O' Brien, the former Chief Executive of the Company. The right to receive the proceeds from the sale of the shares arose from a settlement agreed between the Company and Mr. O'Brien following the discovery that the Company had suffered a financial loss as a result of a number of transactions involving Mr. O'Brien or parties connected with him.

(15) DERIVATIVES

     OIL AND GAS

     The Group was required, by agreement with its primary lender in 1995, to participate in a price protection program, for a majority of its oil and gas sales. Under the commodity collar transaction, oil prices were fixed at a floor of $16.50/Bbl and a ceiling of $19.82/Bbl based on projected monthly production. Under the commodity swap transaction, the price of gas was fixed at $1.806 MMBTU based on projected monthly production. The production rates were calculated by the primary lender from reserve report data and were fixed by the lender (24,352 bbls and 173,868 MMBTU's per month). The monthly hedge amount was calculated by the lender from published market rates. The pricing agreement did not allow for full benefits from prices above the ceiling amount. The settlement gains and losses are included in oil and gas revenue.

     As allowed under the Alliance Credit Agreement, the oil and gas pricing derivatives were terminated on May 15, 1997, at a cost of $1,128,000 settled by an increase in the Bank of America loan. The loss relating to the buy-out has been recognized in its entirety during the year ended April 30, 1998, consequent upon the Group entering into a new price protection agreement.

     On October 23, 1997, the Group entered into new commodity price hedge agreements to protect against price declines which may be associated with the volatility in oil and gas spot prices. Unlike the previous hedging agreements, the new commodity price hedge agreements, while protecting the downside, also provide the Group with exposure to price increases beyond certain agreed price levels. The commodity price hedges have been achieved through the purchase of put options (floors) by the Group, and the associated premium cost was funded by additional drawdowns under the current credit agreement. The commodity price hedges cover 32,000 bbls and 100,000 MMBTUs per month for the year to October 31, 1998, and cover in excess of 90% of the Group's current monthly sales volumes. The floors currently equate to approximately $18.50/bbl Nymex WTI contract and $2.20/MMBTU Nymex Natural Gas contract.

                    ALLIANCE RESOURCES PLC. AND SUBSIDIARIES

     INTEREST

     The Group is required, by agreement with its primary lender (see Note 8) to participate in an interest rate protection program, for interest on the debt payable to the primary lender until February 29, 2000. Interest is hedged to achieve a fixed rate of 7.49% calculated on a monthly basis based on a fixed amortization schedule determined on loan origination. The notional principal is reduced each month by $365,000. The notional principal outstanding at April 30, 1998 was $17,799,000 and this will have reduced at termination to $9,769,000. The hedging gains/losses are included in interest expense.

(16) DISPOSITION OF OIL AND GAS PROPERTIES

     The Group made two oil and gas property sales during the nine months ended April 30, 1997, for approximately $1,500,000. During the year ended April 30, 1998, the Group sold oil and gas properties for approximately $5,600,000. Proceeds of such sales were credited to the full cost pool.

(17) SUPPLEMENTAL FINANCIAL INFORMATION FOR OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)

     RESULTS OF OPERATIONS FROM OIL AND GAS PRODUCING ACTIVITIES

     The following sets forth certain information with respect to the Group's results of operations from oil and gas producing activities for the year ended July 31, 1996, the nine months ended April 30, 1997 and the year ended April 30, 1998. All of the Group's oil and gas producing activities are located within the United States. The abandonment costs include $2,491,299 and $955,496 related to the Tunisia and Kazakhstan projects, respectively.

                                                   1996            1997            1998
                                              --------------  --------------  --------------
                                              (AS RESTATED)
                                              (IN THOUSANDS)  (IN THOUSANDS)  (IN THOUSANDS)
Revenues                                      $      11,980   $        5,698  $       10,210
Production costs                                     (4,601)          (2,550)         (4,849)
Gross production taxes                                 (871)            (567)           (657)
Cessation of overseas exploration                    (3,447)               -               -
Depreciation and depletion                           (3,208)          (1,457)         (2,571)
Loss on commodity derivatives                             -                -          (1,128)
Income (loss) from operations before                   (147)           1,124           1,005
   income taxes
Income tax expense                                        -                -               -
                                                     ------           ------          ------
Results of operations (excluding
    corporate overhead and interest costs)    $        (147)  $        1,124  $        1,005
                                                     ======           ======          ======

                    ALLIANCE RESOURCES PLC. AND SUBSIDIARIES

     CAPITALIZED COSTS AND COST INCURRED RELATING TO OIL AND GAS ACTIVITIES

                                        1996               1997               1998
                                   --------------     --------------     --------------
                                   (AS RESTATED)
                                   (IN THOUSANDS)     (IN THOUSANDS)     (IN THOUSANDS)
United States                      $       41,379     $       36,107     $       43,200
Foreign                                        -                  -                  -
                                      -----------        -----------        -----------

  Total capitalized costs                  41,379             36,107             43,200
Less accumulated depreciation,
  depletion and amortization              (12,022)            (9,432)           (13,571)
                                      -----------        -----------        -----------


  Net capitalized costs            $       29,357     $       26,675     $       29,629
                                      ===========        ===========        ===========

Costs incurred during the year:
  Exploration costs:
    United States                  $            -     $           -      $           -
    Foreign                                    84                 -                  -
                                      -----------        -----------        -----------
                                   $           84     $           -      $           -
                                      ===========        ===========        ===========

  Development costs:
   United States                   $          978     $          348      $       1,821
   Foreign                                      -                 -                 276
                                      -----------        -----------        -----------
                                   $          978     $          348      $       2,571
                                      ===========        ===========        ===========

  Purchase of minerals in place:
   United States                   $        2,800     $           -       $       9,041
   Foreign                                      -                 -                  -
                                      -----------        -----------        -----------
                                   $        2,800     $           -       $       9,041
                                      ===========        ===========        ===========

                    ALLIANCE RESOURCES PLC. AND SUBSIDIARIES

     ESTIMATED QUANTITIES OF PROVED OIL AND GAS RESERVES

     The estimates of proved oil and gas reserves were prepared by independent petroleum engineers. The Group emphasizes that reserve estimates are inherently imprecise. Accordingly, the estimates are expected to change as more current information becomes available. In addition, a portion of the Group's proved reserves are undeveloped, which increases the imprecision inherent in estimating reserves which may ultimately be produced.

     Proved reserves are estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those which are expected to be recovered through existing wells with existing equipment and operating methods.

     The following is an analysis of the Group's proved oil and gas reserves.

                                            Oil (Mbbls)  Gas (MMcf)
                                            -----------  ----------
       Proved resources at July 31, 1995        5,431.8      28,113
       Revisions of previous estimates          1,077.5       1,350
       Production                                (405.0)     (3,481)
       Purchases of reserves-in-place             248.7       2,190
                                            -----------  ----------

       Proved reserves at July 31, 1996         6,353.0      28,172
       Revisions of previous estimates            417.7        (577)
       Production                                (190.0)     (1,640)
                                            -----------  ----------
       Proved reserves at April 30, 1997        6,580.7      25,955

       Revisions of previous estimates           (735.5)      2,149
       Production                                (396.2)     (1,689)
       Purchases of reserves-in-place           1,335.7       4,173
       Sales of reserves-in-place                (290.4)     (4,266)
                                            -----------  ----------
       Proved reserves at April 30, 1998        6,494.3      26,322
                                            ===========  ==========

       Proved developed reserves at:
          July 31, 1996                         4,952.9      27,757
                                            ===========  ==========
         April 30, 1997                         5,166.9      25,461
                                            ===========  ==========
         April 30, 1998                         3,773.7      22,632
                                            ===========  ==========

     During the nine months ended April 30, 1997, the Group sold oil and gas properties for approximately $1,500,000. The Group chose not to include those properties in its reserve appraisal at July 31, 1996.

     DISCOUNTED FUTURE NET CASH FLOWS

     In accordance with Statement of Financial Accounting Standards No. 69, estimates of the standardized measure of discounted future cash flows were determined by applying period-end prices, adjusted for fixed and determinable escalations, to the estimated future production of year-end proved reserves. Future cash inflows were reduced by the estimated future production and development costs based on period-end costs to determine pre-tax cash inflows over the Group's tax basis in the associated proved oil and gas properties. Net operating losses, credits and permanent differences were also considered in the future

                    ALLIANCE RESOURCES PLC. AND SUBSIDIARIES income tax calculation. Future net cash inflows after income taxes were discounted using a 10% annual discount rate to arrive at the Standardized Measure.

     The estimated standardized measure of discounted future cash flows follows:

                                                   1996            1997             1998
                                              -------------   --------------   --------------
Future cash inflows                           $ 181,566,000   $  139,587,000   $  131,858,000
Future production and
  development costs                             (79,763,000)     (64,086,000)     (48,683,000)
                                              -------------   --------------   --------------
Future net cash inflows before
  income tax expense                            101,803,000       75,501,000       83,175,000
Future income tax expense                       (21,193,000)     (11,477,000)     (10,444,000)
                                              -------------   --------------   --------------
Future net cash flows                            80,610,000       64,024,000       72,731,000
10% annual discount for estimated
  timing of cash flows                          (36,721,000)     (28,656,000)     (27,625,000)
                                              -------------   --------------   --------------
Standardized measure of discounted
  future net cash flows                       $  43,889,000   $   35,368,000   $   45,106,000
                                              =============   ==============   ==============

The changes in standardized measure of
 discounted future net cash flows follows:

                                                               NINE MONTHS
                                               YEAR ENDED         ENDED          YEAR ENDED
                                              JULY 31, 1996   APRIL 30, 1997   APRIL 30, 1998
                                              -------------   --------------   --------------
Beginning of period
Increases (decreases)                         $  28,802,000   $   43,889,000   $   35,368,000
  Sales, net of production costs                 (6,973,000)      (4,074,000)      (4,338,000)
Net change in sales prices, net of
 production costs                                21,444,000      (12,690,000)       7,671,000
Changes in estimated future
 development costs                               (3,419,000)        (280,000)      (1,161,000)
Revisions of previous quantity estimates          6,601,000        1,282,000       (1,778,000)
Accretion of discount                             2,691,000        5,350,000        3,963,000
Net change income taxes                          (8,725,000)       5,345,000          813,000
Purchases of reserves-in-place                    2,093,000                -       12,720,000
Sales of reserves-in-place                                -                -       (4,975,000)
Changes of production rates
 (timing) and other                               1,375,000       (3,454,000)      (3,177,000)
                                              -------------   --------------   --------------

End of period                                  $ 43,889,000     $ 35,368,000     $ 45,106,000
                                               ============     ============     ============

PROXY                        ALLIANCE RESOURCES PLC
                                KINGSBURY HOUSE
                               15-17 KING STREET
                                LONDON SW1Y 6QU

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John A. Keenan and Paul R. Fenemore, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side hereof, all of the ordinary shares of Alliance Resources PLC (the "Company"), held of record by the undersigned at the close of business on October 28, 1998, at the Extraordinary General Meeting of the Company (the "Meeting") to be held on October 30, 1998, and any adjournment thereof.

This proxy, when properly executed and dated, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is given, this proxy will be voted FOR Proposal 1, Proposal 2, Proposal 3, Proposal 4, and Proposal 5 and at the discretion of the Proxies with respect to any other matter that is properly brought before the meeting in accordance with proposal 6.

[X] Please mark votes as in this example.

1. Proposal to approve the subdivision and redesignation of the Company's ordinary shares of 40p each into ordinary shares of 1p each and deferred shares of 1p each, with the deferred shares having the rights and being subject to the restrictions set forth in Article 3.2 of the Articles of Association, as approved pursuant to Proposal 5, below.
                         [_] For[_] Against[_] Abstain
2. Proposal to approve the acquisition of Difco Limited ("Difco") and the simultaneous acquisition by Difco of the East Irish Sea Interests.
                         [_] For[_] Against[_] Abstain

                                    (Continued and to be signed on reverse side)

3. Proposal to approve the conversion and redesignation of the Company's ordinary shares of 1p each into convertible restricted voting shares of 1p each, approve the Directors' power of allotment and approve the increase in the Directors' borrowing powers.
                         [_] For[_] Against[_] Abstain
4. Proposal to approve the Directors allotment of equity securities to EnCap, Bank of America, current holders of ordinary shares, or otherwise for up to an aggregate amount equal to five percent (5%) of the aggregate amount of all ordinary shares issued and fully paid immediately following the approval of this Proposal.
                         [_] For[_] Against[_] Abstain
5. Proposal to approve the alteration and amendment of the Company's Articles of Association.
                         [_] For[_] Against[_] Abstain
6. In their discretion, the Proxies are authorized to vote upon such other business as properly may come before the Meeting or any adjournments thereof.
                                   Please execute the Proxy as your name
                                   appears hereon. When shares are held by
                                   joint tenants, both should sign, or if one signs he should attach evidence of his authority. When signing as attorney, executor, administrator, agent, trustee or guardian, please give full title as such.
                                   If a corporation, please sign full
                                   corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                   DATED:  October ___, 1998


                                   --------------------------------------------
                                         Signature

                                   --------------------------------------------
                                         Signature
                                     (if held jointly)

PLEASE MARK, COMPLETE, SIGN AND DATE THIS PROXY AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE. TO BE VALID, THIS FORM MUST BE COMPLETED, SIGNED AND RETURNED SO THAT IT ARRIVES AT THE COMPANY'S REGISTRARS NOT LATER THAN 10:00 A.M. ON OCTOBER 28, 1998.